Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 23, 2011

by and among

EVRAZ INC. NA,

EVRAZ INC. NA CANADA,

CANADIAN NATIONAL STEEL CORPORATION,

EVRAZ CLAYMONT STEEL, INC.,

COLORADO AND WYOMING RAILWAY COMPANY,

CF&I STEEL, L.P.,

CAMROSE PIPE CORPORATION,

OSM DISTRIBUTION, INC.,

OREGON STEEL MILLS PROCESSING, INC.

and

NEW CF&I, INC.,

as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,

for itself, as a Lender, the Swingline Lender and as Agent for all Lenders,

BANK OF AMERICA, N.A.,

as Co-Collateral Agent and Syndication Agent,

UBS SECURITIES LLC,

as Documentation Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

****************************************

GE CAPITAL MARKETS, INC., GE CAPITAL MARKETS CANADA LTD.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule 1.1(b)	Revolving Loan Commitments
Schedule 1.1(c)(viii)	Existing Letters of Credit
Schedule 3.5	Litigation
Schedule 3.7	ERISA and Pension Compliance
Schedule 3.8	Closing Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9	Ownership of Property; Liens
Schedule 3.10	Taxes
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.11(e)	Projections
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts
Schedule 3.25	Bonding; Licenses
Schedule 4.11	Cash Management Systems
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations
Schedule 5.20	Specific Capital Lease Indebtedness
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swingline Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Notice of Borrowing
Exhibit 11.1(c)	Form of Revolving Note
Exhibit 11.1(d)	Form of Swingline Note
Exhibit 11.1(e)	Form of U.S. Intercompany Loan Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 23, 2011, by and among Evraz Inc. NA, a Delaware corporation (“EINA”), Evraz Claymont Steel, Inc., a Delaware corporation (“Claymont”), Colorado and Wyoming Railway Company, a Delaware corporation (“C&W”), CF&I Steel, L.P., a Delaware limited partnership (“CF&I”), Camrose Pipe Corporation, a Delaware corporation (“Camrose Pipe”), OSM Distribution, Inc., a Delaware corporation (“OSM Distribution”), Oregon Steel Mills Processing, Inc., a Delaware corporation (“OSM Processing”), New CF&I, Inc., a Delaware corporation (“New CF&I”) (EINA, Claymont, C&W, CF&I, Camrose Pipe, OSM Distribution, OSM Processing and New CF&I, together with such other Wholly-Owned Subsidiaries of EINA as Agent and the Required Lenders may approve as additional borrowers from time to time in accordance with the terms hereof (which, for the avoidance of doubt, shall not include any Camrose Borrowers or their Subsidiaries or any Foreign Corporation), are sometimes referred to herein collectively as the “EINA Borrowers” and individually as an “EINA Borrower”), Evraz Inc. NA Canada, a Canada corporation (“EICA”) (EICA and such other Wholly-Owned Subsidiaries of EICA as Agent and the Required Lenders may approve as additional borrowers from time to time in accordance with the terms hereof, are sometimes referred to herein collectively as the “EICA Borrowers” and individually as an “EICA Borrower”), Canadian National Steel Corporation, a Canada corporation (“Camrose”) (Camrose and such other Wholly-Owned Subsidiaries of Camrose as the Agent and the Required Lenders may approve as additional borrowers from time to time in accordance with the terms hereof, are sometimes referred to herein collectively as the “Camrose Borrowers” and individually as a “Camrose Borrower”; the EINA Borrowers, the EICA Borrowers, the Camrose Borrowers and any Additional Borrowers are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”; and each of (i) the EINA Borrowers, (ii) the EICA Borrowers and (iii) the Camrose Borrowers are further sometimes each referred to herein as a “Borrower Group”), EINA, as Borrower Representative, the other Persons party hereto that are designated as a Credit Party, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and the Swingline Lender, Bank of America, N.A., as Co-Collateral Agent and such Lenders.

W I T N E S S E T H :

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes (including, without limitation, Parent Investments) of the Borrowers and (c) fund certain fees and expenses associated with the funding of the Loans;

WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a Lien upon certain of their Property;

WHEREAS, subject to the terms hereof (including, for the avoidance of doubt, Section 11.8), (a) each EINA Borrower and each Subsidiary of the EINA Borrowers which is not a Borrower (other than (i) the Excluded Subsidiaries, (ii) the Camrose Borrowers or their Subsidiaries or (iii) any Foreign Corporation) is willing to guarantee all of the Obligations of only the EINA Borrowers and the Camrose Borrowers and to grant to Agent, for the benefit of the Secured Parties, a Lien upon certain of its Property to secure such guarantee, (b) each EICA Borrower and each Subsidiary of the EICA Borrowers which is not a Borrower (other than the Excluded Subsidiaries) is willing to guarantee all of the Obligations of only the EICA Borrowers and to grant to Agent, for the benefit of the Secured Parties, a Lien upon certain of its Property to secure such guarantee and (c) each Camrose Borrower and each Subsidiary of the Camrose Borrowers which is not a Borrower (other than the Excluded Subsidiaries) is willing to guarantee all of the Obligations of only the Camrose Borrowers and to grant to Agent, for the benefit of the Secured Parties, a Lien upon certain of its Property to secure such guarantee;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) [Intentionally Reserved.]

(b) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement, including subsection 1.1(b)(v) below, and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans in Dollars or Canadian Dollars to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments” (such amount, as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, (A) the aggregate principal amount of all outstanding Revolving Loans to any Borrower Group shall not exceed that Borrower Group’s Maximum Revolving Loan Balance or, in the case of the Camrose Borrowers, if less, the Camrose Sublimit and (B) the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations to all Borrowers shall not exceed the Aggregate Revolving Loan Commitment then in effect. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time.

The “Maximum Revolving Loan Balance” for each Borrower Group from time to time will be the least of:

(x) (i) the Borrowing Base (as calculated pursuant to the applicable Borrowing Base Certificate) in effect from time to time with respect to such Borrower Group less (ii) the sum of (A) the aggregate amount of outstanding Letter of Credit Obligations of such Borrower Group, plus (B) the aggregate principal amount of outstanding Swing Loans of such Borrower Group, plus (C) in the case of the EINA Borrowers and the EICA Borrowers, the Availability Block with respect to such Borrower Group; provided, however, that at no time shall the aggregate amount under this clause (C) exceed ten percent (10%) of the Aggregate Revolving Loan Commitment then in effect;

(y) (i) the Aggregate Revolving Loan Commitment then in effect, less (ii) the sum of (A) all Reserves imposed by Agent or Co-Collateral Agent, as the case may be, in its respective Permitted Discretion with respect to all of the Borrower Groups, plus (B) the aggregate principal amount of outstanding Revolving Loans of the other Borrower Groups, plus (C) the aggregate amount of outstanding Letter of Credit Obligations of the other Borrower Groups, plus (D) the aggregate principal amount of outstanding Swing Loans of the other Borrower Groups, plus (E) the Availability Block with respect to both the EINA Borrowers and the EICA Borrowers; provided, however, that at no time shall the aggregate amount under this clause (E) exceed ten percent (10%) of the Aggregate Revolving Loan Commitment then in effect; or

(z) (i) the Borrower Group Commitment Cap of such Borrower Group then in effect less (ii) the sum of (A) the aggregate amount of outstanding Letter of Credit Obligations of such Borrower Group, plus (B) the aggregate principal amount of outstanding Swing Loans of such Borrower Group.

Notwithstanding the above and subject to subsection 1.1(b)(v) below, at no time shall the sum of (i) the Equivalent Amount in Dollars of the aggregate principal amount of outstanding Revolving Loans of the Camrose Borrowers, plus (ii) the Equivalent Amount in Dollars of the aggregate amount of outstanding Letter of Credit Obligations of the Camrose Borrowers, plus (iii) the Equivalent Amount in Dollars of the aggregate principal amount of outstanding Swing Loans of the Camrose Borrowers exceed $75,000,000 in the aggregate (as the same may be adjusted (up or down) from time to time in the reasonable discretion of Agent, the “Camrose Sublimit”).

(ii) If at any time the then outstanding principal balance of Revolving Loans of any Borrower Group exceeds that Borrower Group’s Maximum Revolving Loan Balance or, in the case of the Camrose Borrowers, if less, the Camrose Sublimit, then that Borrower Group shall immediately prepay its outstanding Revolving Loans and then cash collateralize its outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers.

(iii) The aggregate principal amount of the Loans advanced to, and Letter of Credit Obligations incurred by, each Borrower Group hereunder (such portion of the Loans and Letter of Credit Obligations of each Borrower Group (as compared to the Loans and Letter of Credit Obligations outstanding hereunder with respect to all of the Borrowers in the aggregate) referred to herein as that Borrower Group’s “Ratable Share”) shall be the primary obligation of that Borrower Group (but shall also be guaranteed and cross-guaranteed, as the case may be, to the extent set forth in the Guaranty and Security Agreement and the Guarantee Agreement).

(iv) If the Borrower Representative requests that Revolving Lenders make or permit to remain outstanding Revolving Loans to any Borrower Group in excess of that Borrower Group’s Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans (including those of all of the Borrowers) in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans (including those of all of the Borrowers) plus the aggregate amount of Letter of Credit Obligations (including those of all of the Borrowers) or (B) an Overadvance with respect to any Borrower Group in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Revolving Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans or Canadian Index Rate Loans, as applicable, and shall bear interest at the Base Rate or the Canadian Index Rate, as applicable, plus the Applicable Margin for Revolving Loans plus two percent (2.0%) per annum.

(v) Base Rate Loans and LIBOR Rate Loans shall be made available in Dollars only and Canadian Index Rate Loans and BA Rate Loans shall be made available in Canadian Dollars only. Loans to, and Letters of Credit Issued for the benefit of, the EINA Borrowers shall be made in Dollars only. Loans to, and Letters of Credit Issued for the benefit of, the EICA Borrowers and the Camrose Borrowers may be made, at the option of Borrower Representative, in Dollars or Canadian Dollars; provided, that the amount of all Loans and Letters of Credit Obligations outstanding with respect to the EICA Borrowers and/or the Camrose Borrowers in Dollars shall not exceed an amount in the aggregate at any time of $75,000,000.

(vi) Each Lender may at any time or from time to time designate, by written notice to Agent and Borrower Representative to the extent not already reflected on the signature pages hereto, one or more Lending Offices (which, for this purpose, may include Affiliates reasonably acceptable to Agent in its Permitted Discretion or branches of the respective Lender) for the various Loans made and Letters of Credit participated in by such Lender, including such designation of a separate Lending Office, branch or Affiliate to act as such with respect to Loans denominated in Canadian Dollars or Dollars, as the case may be. Each Lending Office, branch and/or Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such as provided herein).

(c) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer shall Issue, at the request of the Borrower Representative, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of any Borrower in a particular Borrower Group, Letters of Credit (denominated in Dollars or Canadian Dollars in accordance with subsection 1.1(b)(v) above) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Revolving Termination Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) the aggregate outstanding principal amount of all Revolving Loans of such Borrower Group would exceed that Borrower Group’s Maximum Revolving Loan Balance or, in the case of the Camrose Borrowers, if less, the Camrose Sublimit or (ii) the Letter of Credit Obligations for all Letters of Credit of all of the Borrowers would exceed $120,000,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) the applicable Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor such Borrower shall permit such renewal to extend such expiration date beyond the date set forth in clause (iii) above;

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the applicable Borrower or the Borrower Representative on behalf of the applicable Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”);

(D) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; or

(E) the issuance of such Letter of Credit would violate one or more internal compliance policies of the L/C Issuer.

Furthermore, GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine whether the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived. Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or an Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).

(ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of the relevant Borrower Group of any related L/C Reimbursement Obligation, notice thereof, which shall contain a detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrowers. Each Borrower Group agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to each such Letter of Credit Issued with respect to such Borrower Group no later than the first Business Day after the Borrowers of such Borrower Group or the Borrower Representative receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation which is not repaid by the Borrowers of the relevant Borrower Group as provided in this clause (v) (or any such payment by such Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall thereafter be payable on demand by the applicable Borrowers with interest thereon computed as set forth below. Interest on each L/C Reimbursement Obligation shall be computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are (I) Base Rate Loans for Dollar-denominated Letters of Credit and (II) Canadian Index Rate Loans for Canadian Dollar-denominated Letters of Credit and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as the case may be.

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(A) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).

(B) By making any payments described in clause (A) above (other than during the continuation of an automatic acceleration under Section 7.2 resulting from an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers of the relevant Borrower Group, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, such Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse any L/C Issuer from liability to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such L/C Issuer under the terms of the applicable L/C Reimbursement Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(viii) Existing Letters of Credit. On the Closing Date, (A) each Existing Letter of Credit, to the extent outstanding, shall automatically and without further action by any party be deemed converted into a Letter of Credit Issued pursuant to this Agreement for the account of the Borrower (and its Borrower Group) as set forth on Schedule 1.1(c)(viii) and subject to the provisions hereof, and, for this purpose, other than as expressly set forth below, fees in respect thereof pursuant to subsection 1.9(c) shall be payable as if such Existing Letters of Credit had been Issued on the Closing Date, (B) the Lenders set forth on Schedule 1.1(c)(viii), or their respective designated Affiliates who are L/C Issuers, or, in the case of GE Capital, such financial institutions designated by GE Capital as the L/C Issuer with respect to one or more applicable Existing Letters of Credit, with respect to each such Existing Letter of Credit, shall be deemed to be the L/C Issuer with respect to such Existing Letters of Credit as rolled over under the preceding subclause (A), (C) such Letters of Credit shall each be included in the calculation of the applicable Borrower Group’s Letter of Credit Obligations and (D) all liabilities of the applicable Credit Parties with respect to such Existing Letters of Credit shall constitute Obligations hereunder. No Existing Letter of Credit converted in accordance with this clause (viii) shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding anything contained herein to the contrary, the Borrowers of the relevant Borrower Group shall not be required to pay any additional issuance fees with respect to the Issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder; it being understood that the other fees set forth in subsection 1.9(c) shall otherwise apply to such Existing Letters of Credit.

(d) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion and subject to the limitations in subsection 1.1(b)(v), make Loans in Dollars or Canadian Dollars (each, a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan to any Borrower Group (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans and Swing Loans of, and Letter of Credit Obligations incurred by, such Borrower Group would exceed that Borrower Group’s Maximum Revolving Loan Balance or, in the case of the Camrose Borrowers, if less, the Camrose Sublimit; and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may, but shall not be required to, determine whether the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan or a Canadian Index Rate Loan, as applicable, and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to Agent a notice to be received not later than 2:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”) and shall specify the Borrower Group for which the Swing Loan is requested. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans or Canadian Index Rate Loans, as applicable, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrowers of a Borrower Group in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers of a Borrower Group by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to such Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans. If no Revolving Lender is a Non-Funding Lender, the Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans. If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Loans shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loans (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately). If any Revolving Lender is a Non-Funding Lender, upon receipt of the demand described above, each Revolving Lender that is not a Non-Funding Lender will be obligated to pay to Agent for the account of the Swingline Lender its pro rata share of the outstanding Swing Loans (increased as described above); provided, that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment. Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of an automatic acceleration under Section 7.2 resulting from an Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers of the relevant Borrower Group, which, upon receipt of such payment by the Swingline Lender from Agent, such Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of an automatic acceleration under Section 7.2 resulting from an Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

1.2 Notes.

(a) [Intentionally Reserved.]

(b) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, subject to subsection 1.4(d), if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment. Subject to the security principles described in Section 11.8, each Revolving Note shall represent the obligation of each Borrower Group to pay its Ratable Share of the applicable Lender’s Revolving Loan Commitment, together with interest thereon as prescribed in Section 1.3.

(c) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, subject to subsection 1.4(d), if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

(d) Each Borrower Group shall be primarily liable for the Loans advanced to, and Letter of Credit Obligations incurred by, it.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to (i) with respect to Loans made in Dollars, LIBOR or the Base Rate, as the case may be, as selected by the Borrower Representative under subsection 1.5(a) or Section 1.6, as applicable, and (ii) with respect to Loans made in Canadian Dollars, the BA Rate or the Canadian Index Rate, as the case may be, as selected by the Borrower Representative under subsection 1.5(a) or Section 1.6, as applicable, plus, in each case, the Applicable Margin; provided, Swing Loans may not be LIBOR Rate Loans or BA Rate Loans. Commencing on July 1, 2012, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. Agent will with reasonable promptness (and in any event within ten (10) Business Days) notify the Borrower Representative and the Lenders of the effective date and the amount of each such change; provided, that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against Agent. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of (i) in the case of Dollar-denominated fees and interest, a 360-day year and actual days elapsed and (ii) in the case of Canadian Dollar-denominated fees and interest, a 365-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically in the event of an automatic acceleration under Section 7.2 resulting from an Event of Default under subsection 7.1(f) or 7.1(g)), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of the occurrence of such Event of Default until the date such Event of Default no longer exists (as reasonably determined by Agent), at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR, the Base Rate, the BA Rate or the Canadian Index Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the EINA Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the EINA Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the EINA Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. If any provision of this Agreement or of any of the other Loan Documents would obligate any EICA Borrower or Camrose Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this subsection 1.3(d) and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this subsection 1.3(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

(e) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or 365 or such other period of time, as the case may be.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the Borrower Group primarily liable therefor, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount and currency of each Loan and each funding of any participation described in clause (A) above, the Borrower Group incurring each such Loan (or liable with respect to such participation) and for LIBOR Rate Loans and BA Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount and currency of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the

Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that such Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent, unless Agent otherwise consents, prior to (x) 9:00 a.m. (New York time), with respect to same day Canadian Index Rate Loans under clause (i) below or (y) 2:00 p.m. (New York time), with respect to all other Loans, (i) on the date of the requested Borrowing of each Base Rate Loan or Canadian Index Rate Loan, as the case may be, equal to or less than $20,000,000 or CDN$20,000,000, as applicable, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan or Canadian Index Rate Loan, as the case may be, in excess of $20,000,000 or CDN$20,000,000, as applicable, but equal to or less than $50,000,000 or CDN$50,000,000, as applicable, (iii) on the date which is two (2) Business Days prior to the requested Borrowing date of each Base Rate Loan or Canadian Index Rate Loan, as the case may be, in excess of $50,000,000 or CDN$50,000,000, as applicable, and (iv) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan or BA Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 or CDN$100,000, as applicable);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) the currency of the Borrowing and whether the Borrowing is to be comprised of LIBOR Rate Loans, Base Rate Loans, BA Rate Loans or Canadian Index Rate Loans;

(iv) if the Borrowing is to be LIBOR Rate Loans or BA Rate Loans the Interest Period applicable to such Loans; and

(v) the Borrower and Borrower Group for which Borrower Representative is requesting the Loans.

For purposes of clarity and subject to the Dollar and Canadian Dollar limitations set forth above, the Borrower Representative may request Borrowings denominated in Dollars and Borrowings denominated in Canadian Dollars on the same Business Day.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the applicable Borrowers by Agent by wire transfer of such amount to the applicable Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.

1.6 Conversion and Continuation Elections.

(a) Subject to subsection 1.1(b)(v), the Borrowers shall have the option to (i) request that any Revolving Loan in Dollars be made as a LIBOR Rate Loan or a Base Rate Loan, (ii) convert at any time all or any part of outstanding Loans in Dollars (other than Swing Loans in Dollars) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto or (iv) continue all or any portion of any Loan in Dollars as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans in Dollars having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000. In addition, subject to subsection 1.1(b)(v), the EICA Borrowers and the Camrose Borrowers shall have the option to (i) request that a Loan in Canadian Dollars be made as a BA Rate Loan or a Canadian Index Rate Loan, (ii) convert at any time all or any part of outstanding Loans in Canadian Dollars (other than Swing Loans in Canadian Dollars) from Canadian Index Rate Loans to BA Rate Loans, (iii) convert any BA Rate Loan to a Canadian Index Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto or (iv) continue all or any portion of any Loan in Canadian Dollars as a BA Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans in Canadian Dollars having the same proposed Interest Period to be made or continued as, or converted into, a BA Rate Loan must be in a minimum amount of CDN$5,000,000. Any such election must be made by Borrower Representative for the applicable Borrower Group by 2:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR or BA Rate, (2) the end of each Interest Period with respect to any LIBOR Rate Loans or BA Rate Loans to be continued as such or (3) the date on which the Borrowers wish to convert any Base Rate Loan or Canadian Index Rate Loan to a LIBOR Rate Loan or BA Rate Loan, as applicable, for an Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan or BA Rate Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan or BA Rate Loan, as the case may be, shall be converted to a Base Rate Loan or Canadian Index Rate Loan, as applicable, at the end of its Interest Period. The Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan or a BA Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan or a BA Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness (but in any event within two (2) Business Days), notify the Borrower Representative and the Lenders of each determination of LIBOR or the BA Rate, as applicable; provided, that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than twelve (12) different Interest Periods in effect.

1.7 Voluntary Reductions in Revolving Loan Commitments.

(a) The Borrowers may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower Representative to Agent, permanently reduce (but not terminate) the Aggregate Revolving Loan Commitment; provided, that (A) such reductions shall be in an amount greater than or equal to $1,000,000 and (B) the Aggregate Revolving Loan Commitment shall not be reduced to an amount less than the sum of the aggregate outstanding principal balance of Revolving Loans of all of the Borrowers, plus Swing Loans of all of the Borrowers, plus Letter of Credit Obligations outstanding with respect to all of the Borrowers. In addition, the Borrowers may at any time on at least five (5) Business Days prior written notice by the Borrower Representative to Agent terminate the Aggregate Revolving Loan Commitment; provided, that upon such termination, all Obligations of all of the Borrowers (other than outstanding Letters of Credit that are fully cash collateralized in accordance with the terms hereof and other than any Obligations in respect of Letters of Credit, Secured Rate Contracts, Secured Bank Products and/or Secured Commodities Hedging Contracts that, in accordance with their terms or as a result of alternative arrangements made by the relevant Borrowers and the counterparties thereof, will in connection with such termination no longer be secured under the Collateral Documents) shall be immediately due and payable in full and all Letter of Credit Obligations of all of the Borrowers shall be cash collateralized or otherwise satisfied in accordance herewith; provided, further, a notice of termination of the Aggregate Revolving Loan Commitment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case, such notice may be (subject to payment of any amount pursuant to Section 10.4) revoked by the Borrower Representative (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Optional reductions or terminations of the Aggregate Revolving Loan Commitment shall be without penalty or premium except as provided in Section 10.4. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Revolving Lenders. A permanent reduction of the Aggregate Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit.

(b) Other than as expressly set forth above, the notice of any reduction or termination shall not thereafter be revocable by the Borrowers or Borrower Representative and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such reduction or termination. The reduction or termination specified in such notice shall occur on the date specified therein. Together with each reduction or termination under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Section 10.4.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) [Intentionally Reserved.]

(b) Revolving Loan. Subject to the security principles described in Section 11.8, each Borrower Group shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” its Ratable Share of the aggregate principal amount of the Revolving Loans and Swing Loans, and all amounts due with respect to its Letter of Credit Obligations (other than outstanding Letters of Credit that are fully cash collateralized in accordance with the terms hereof), in each case, outstanding on the Revolving Termination Date.

(c) Asset Dispositions. If a Credit Party or any Subsidiaries of a Credit Party shall at any time or from time to time:

(i) make a Disposition of Collateral; or

(ii) suffer an Event of Loss with respect to Collateral;

and the aggregate amount of the Net Proceeds received by the Credit Parties and such Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $4,000,000, then (A) the Borrower Representative shall promptly notify Agent of such Disposition or Event of Loss (including the amount of the Net Proceeds received by a Credit Party and/or such Subsidiaries in respect thereof) and (B) within three (3) Business Days of receipt by a Credit Party and/or such Subsidiaries of the Net Proceeds of such Disposition or Event of Loss, such Credit Party or Subsidiaries shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(g).

(d) Issuance of Securities. Immediately upon the receipt by any Credit Party or any Subsidiaries of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder including, for greater certainty, Permitted Unsecured Debt and (ii) Excluded Equity Issuances), such Credit Party or Subsidiaries shall deliver, or cause to be delivered, to Agent an amount equal to fifty percent (50%) of such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(g). For purposes of clarity and without limiting the foregoing,

Parent Subordinated Indebtedness may be converted into equity without any prepayment being required under this clause (d).

(e) [Intentionally Reserved.]

(f) [Intentionally Reserved.]

(g) Application of Prepayments. Subject to subsection 1.10(c) and Section 11.8, any prepayments of the Loans pursuant to Section 1.7 and any prepayments pursuant to subsection 1.8(c) or 1.8(d) shall be applied first to prepay outstanding Swing Loans and second to prepay outstanding Revolving Loans without a permanent reduction of the Aggregate Revolving Loan Commitment; provided, that Net Proceeds and/or Net Issuance Proceeds, as the case may be, attributable to a particular Borrower Group and its Subsidiaries shall be applied, first, to the Loans advanced to that Borrower Group (regardless of currency) until those Loans have been paid in full and then pro rata to the Loans advanced to the other Borrowers to the extent such Borrower Group is liable therefor in accordance with the terms hereof and the other Loan Documents, in each case, in the order specified above. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans or Canadian Index Rate Loans, as applicable, then outstanding and then to outstanding LIBOR Rate Loans or BA Rate Loans, as applicable, with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrowers shall pay any amounts required pursuant to Section 10.4.

(h) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9 Fees.

(a) Fees. The Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in that certain letter agreement among EINA, EICA, Agent, GECM and GECMCA dated November 14, 2011 (as amended from time to time, the “Fee Letter”). All fees due and payable under the Fee Letter shall be allocated (in terms of which Borrower Group is primarily liable therefor) 54% to the EINA Borrowers, 42% to the EICA Borrowers and 4% to the Camrose Borrowers.

(b) Unused Commitment Fee. The Borrowers shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(i) the average daily balances of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender, plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans held by such Swingline Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero,

(iii) multiplied by the Applicable Unused Fee Margin per annum.

Such fee shall be payable monthly in arrears on February 1, 2012 and the first day of each calendar month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement. Following receipt of the Unused Commitment Fee, Agent shall pay to each Revolving Lender (other than the Swingline Lender with respect to any Swing Loans) from, and to the extent of, the Unused Commitment Fee and interest received by it on the Swing Loans, an amount equal to its pro rata share calculated as if the average daily balance of Swing Loans for the preceding calendar month had been zero. No Unused Commitment Fee shall accrue with respect to any Revolving Loan Commitments of a Non-Funding Lender during the period such Lender is a Non-Funding Lender. The Unused Commitment Fee shall be allocable among the Borrower Groups (in terms of which Borrower Group is primarily liable therefor) by Agent in its Permitted Discretion based on each Borrower Group’s Revolver Utilization during any period as compared to the Revolver Utilization of all of the Borrower Groups for the same period.

(c) Letter of Credit Fee. Each Borrower Group agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder by such Borrower Group, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations and (ii) for each calendar month during which any such Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) payable in Dollars in respect of Dollar-denominated Letters of Credit and Canadian Dollars in respect of Canadian Dollar-denominated Letters of Credit in an amount equal to the product of the average daily undrawn face amount of all such Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans or BA Rate Loans; provided, however, at Agent’s or Required Revolving Lenders’ option, while an Event of Default exists (or automatically in the event of an automatic acceleration under Section 7.2 resulting from an Event of Default under subsection 7.1(f) or 7.1(g)), such Letter of Credit Fee shall be increased by two percent (2.00%) per annum. Such Letter of Credit Fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month (beginning February 1, 2012) and on the date on which all such Letter of Credit Obligations have been discharged. In addition, the applicable Borrowers shall pay to any L/C Issuer, on demand, its customary fees at then prevailing rates, charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

1.10 Payments by the Credit Parties. Subject to the security principles described in Section 11.8,

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars or Canadian Dollars, as applicable, and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 2:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower Group hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan or Canadian Index Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees owing by such Borrower Group, in each instance, on the date due or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by such Borrower Group or any of its Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through seventh below. Notwithstanding any provision herein to the contrary, all amounts collected or received by Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations (including, without limitation, L/C Reimbursement Obligations then due and payable and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable, but excluding any Obligations under any Secured Rate Contract, any Secured Bank Products and any Secured Commodities Hedging Contracts);

fifth, to payment of any Obligations under any Secured Rate Contract, any Secured Bank Products and any Secured Commodities Hedging Contracts;

sixth, to payment of any other amounts owing constituting Obligations; and

seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, fifth and sixth above.

Notwithstanding the foregoing provisions of subsection 1.10(c), payments from each Borrower Group and proceeds of its Collateral shall be applied to pay that Borrower Group’s Obligations in the order set forth above; in the case of items first and second, to the extent of its Ratable Share of such Obligations; in the case of item third, to the extent of interest and fees on the Loans and Letters of Credit advanced to, or for the account of, that Borrower Group or guaranteed by such Borrower Group; in the case of item fourth, to the principal and cash collateralization of Loans advanced to such Borrower Group and Letters of Credit for its account or guaranteed by such Borrower Group; in the case of item fifth, on a pro rata basis to the Obligations under that Borrower Group’s Secured Rate Contracts, Secured Bank Products and Secured Commodities Hedging Contracts or guaranteed by such Borrower Group; in the case of item sixth, to any such Obligations attributable to such Borrower Group; and thereafter, to the extent such Borrower Group is otherwise liable for the Obligations of the other Borrower Groups and/or Credit Parties hereunder, to the Obligations of such other Borrower Groups and/or Credit Parties in the same order of priority.

1.11 Payments by the Lenders to Agent; Settlement.

(a) Unless Agent, as well as General Electric Capital Corporation, Attn: Loan Servicing Group, 500 West Monroe, 13th Floor, Chicago, Illinois 60661, Facsimile No.: 312-441-7652 (as such information may be updated from time to time with a notice sent to Lenders in accordance with Section 9.2), each shall have actually received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to Agent such Lender’s portion of such Borrowing, in which case Agent may not disburse such Lender’s portion of such Borrowing to the applicable Borrowers, Agent may, on behalf of the other Lenders, disburse funds to the applicable Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses the same to the applicable Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the applicable Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Commitment Percentage (as increased in accordance with the reallocation and assumption required by subsection 1.11(e)(ii) until such time as such Lenders have received payment in full of the Aggregate Excess Funding Amount) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. Subject to the security principles described in Section 11.8, Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Commitment Percentage of all payments received from the Borrowers, after making payment in full of the Aggregate Excess Funding Amount to the funding Lenders thereof, and hold, in a non-interest bearing account, all remaining portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as applicable.

(c) Availability of Lender’s Commitment Percentage. Unless Agent, as well as General Electric Capital Corporation, Attn: Loan Servicing Group, 500 West Monroe, 13th Floor, Chicago, Illinois 60661, Facsimile No.: 312-441-7652 (as such information may be updated from time to time with a notice sent to Lenders in accordance with Section 9.2), each shall have actually received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to Agent such Lender’s portion of such Borrowing, in which case Agent may not assume that such Lender will make its Commitment Percentage of Revolving Loans available to Agent, Agent may assume that each other Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the

Borrower Representative and the applicable Borrowers shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any Insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures. Subject to the security principles described in Section 11.8:

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, to incur any Letter of Credit Obligation, to make any payment required to be made by it under any Loan Document or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swing Loan) on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Loan, fund the purchase of any such participation or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to

Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately); provided, that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans to all of the Borrowers, outstanding Letter of Credit Obligations with respect to all of the Borrowers, amounts of its participations in Swing Loans to all of the Borrowers and its pro rata share of unparticipated amounts in Swing Loans to all of the Borrowers to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided, that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, Required Revolving Lenders and Supermajority Lenders, the Loans, Letter of Credit Obligations and Commitments held by Non-Funding Lenders shall be excluded from the total Loans, Letter of Credit Obligations and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit, Letter of Credit Obligations or Swing Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans, Letters of Credit or Swing Loan participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit, Letter of Credit Obligations and Swing Loans are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as applicable. For purposes of clarity, the Borrowers shall not be liable for any interest accrued pursuant to the preceding sentence. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans to all of the Borrowers, Letter of Credit Obligations of all of the Borrowers and Swing Loans of all of the Borrowers, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations with respect to all of the Borrowers and reimbursement obligations with respect to Swing Loans of all of the Borrowers reallocated to other Lenders pursuant to subsection 1.11(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) of the definition thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be distributed by Agent to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Borrower Representative. Each Credit Party hereby designates and appoints EINA as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests

and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.13 Eligible Accounts. All of the Accounts owned by each Borrower Group and properly reflected as “Eligible Accounts” in the most recent applicable Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except (x) any Account to which any of the exclusionary criteria set forth below applies and (y) any Accounts of the Camrose Borrowers prior to the completion of a field examination and related Inventory appraisal, in each case, to the reasonable satisfaction of Agent, including the establishment of Reserves with respect thereto, as required in Agent’s or Co-Collateral Agent’s respective Permitted Discretion. Each of Agent and Co-Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its respective Permitted Discretion. In addition, each of Agent and Co-Collateral Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its respective Permitted Discretion, subject to the approval of Supermajority Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of a Borrower:

(a) Past Due Accounts. Accounts that are not paid within the earlier of sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date;

(b) Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar or Canadian Dollar amount, as applicable, of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in subsections 1.13(a) and (f).

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor located in a country other than the United States or Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(d) Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States government or the Canadian government (her Majesty the Queen in Right of Canada) or a political subdivision thereof, or any state, province, territory, county or municipality or department, agency or instrumentality thereof where applicable Requirements of Law impose any requirement (including any requirement of notice, acceptance or acknowledgement by such Person) to constitute a valid assignment as against such Person, unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, the Financial Administration Act (Canada) in the case of a Canadian federal Governmental Authority, or any applicable state, provincial, territorial, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Contra Accounts. Accounts to the extent a Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

(f) Chargebacks/Partial Payments/Disputed. Any Account if any defense, counterclaim, setoff or dispute is asserted as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(g) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any Affiliate of any Credit Party;

(h) Concentration Risk. Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed fifteen percent (15%) of all Eligible Accounts of the applicable Borrower Group; provided, that with respect to one Account Debtor at any one time that is an energy tubular customer of any Borrower, only Accounts which, together with all other Accounts owing by such Account Debtor and its Affiliates to Borrowers in the applicable Borrower Group as of any date of determination exceed (i) in the case such Borrower is an EINA Borrower, twenty-five percent (25%) of all Eligible Accounts of the EINA Borrowers or (ii) in the case such Borrower is an EICA Borrower or a Camrose Borrower, thirty percent (30%) of all Eligible Accounts of the EICA Borrowers or the Camrose Borrowers, as the case may be, will not qualify as “Eligible” under this clause (h) (and only to the extent of such excess);

(i) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written; provided, Agent agrees to use its best efforts to provide such notice in writing (but failure to provide such notice in writing shall not effect the validity of any oral notice hereunder)) of such determination to the Borrower Representative;

(j) Pre-Billing. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(k) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state, provincial, territorial or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l) Employee Accounts. Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer or director with any Credit Party;

(m) Progress Billing. Accounts (i) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(n) Bill and Hold. Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(o) C.O.D. Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(p) Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to the Borrower Representative;

(q) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than (i) United States Dollars or (ii) Canadian Dollars; provided, Accounts eligible under this clause (ii) with respect to the EINA Borrowers shall at no time exceed twenty-five percent (25.0%) of all Eligible Accounts of the EINA Borrowers;

(r) Other Liens Against Receivables. Accounts that (i) are not owned by a Borrower or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;

(s) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(t) Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(u) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(v) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Borrower in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales; or

(w) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien.

1.14 Eligible Inventory. All of the Inventory owned by each Borrower Group and properly reflected as “Eligible Inventory” in the most recent applicable Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except (x) any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies and (y) any Inventory of the Camrose Borrowers prior to the completion of a field examination and an Inventory appraisal with respect thereto, in each case, to the reasonable satisfaction of Agent, including the establishment of Reserves required in Agent’s or Co-Collateral Agent’s respective Permitted Discretion. Each of Agent and Co-Collateral Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its respective Permitted Discretion. In addition, each of Agent and Co-Collateral Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its respective Permitted Discretion, subject to the approval of Supermajority Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include the following Inventory of a Borrower:

(a) Damaged/Unsaleable. Inventory that is damaged, unsaleable or otherwise unfit for sale and that is outside the range of tolerances that are customarily accepted by customers of such Borrower or has been specifically rejected by any customer;

(b) Locations < $100,000. Inventory that is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c) Consignment. Inventory that is placed on consignment;

(d) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Borrower and set forth in Schedule 3.21, (ii) is stored at a leased location (including those listed on Schedule 3.21), unless (x) a reasonably satisfactory Collateral Access Agreement has been delivered to Agent or (y) Reserves reasonably satisfactory to Agent and Co-Collateral Agent have been established with respect thereto, (iii) is stored with a processor, other bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged Collateral Access Agreement has been received by Agent with respect thereto and (y) Reserves reasonably satisfactory to Agent and Co-Collateral Agent have been established with respect thereto or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

(e) In-Transit. Inventory that is in transit, except for Inventory in transit between domestic locations of the Borrowers as to which Agent’s Liens have been perfected at origin and destination;

(f) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory if such consent has not been obtained or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(g) Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing stores or supplies;

(h) Tooling. Inventory that consists of tooling, rolls or replacement parts;

(i) Display. Inventory that consists of display items;

(j) Returns. Inventory that consists of goods which have been returned by the buyer;

(k) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(l) Not Owned/Other Liens. Inventory that is not owned by a Borrower or is subject to Liens other than Permitted Liens described in subsections 5.1(b), (c), (d) and (f) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory);

(m) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in subsections 5.1(c) and (d) (in each case, subject to Reserves);

(n) Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties;

(o) Not Ordinary Course. Inventory (other than raw materials) that is not of a type held for sale in the Ordinary Course of Business of a Borrower; or

(p) Intercompany Mark-up. In the case of Inventory purchased from a Credit Party, that portion of the book value of such Inventory equal to the value of the profit margin charged by such Credit Party.

1.15 Incremental Increase. The Borrower Representative may, with the written consent of Agent (such consent not to be unreasonably withheld or delayed), elect to request an increase in the Aggregate Revolving Loan Commitment (each, an “Incremental Increase”) by an aggregate amount during the term hereof not in excess of $215,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that such Incremental Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such request is delivered to Agent. Upon receipt of such request, solely to the extent Agent consents thereto, Agent (or its Affiliates) shall use their commercially reasonable efforts to arrange a group of lenders to provide such Incremental Increase, which group may consist of existing Lenders or any other Persons reasonably acceptable to each of Agent and the Borrower Representative to the extent any existing Lender chooses not to participate in such Incremental Increase and participating Lenders elect not to increase their respective pro rata shares as set forth below, if applicable. Any Lender may elect or decline, in its sole discretion, to provide any portion of an Incremental Increase pro rata in accordance with its Commitment Percentage; provided, that any declining Lender will be provided the first opportunity to participate in such Incremental Increase to the extent of its pro rata share at any time and each time the economic terms associated therewith (including terms relating to interest rates, closing fees and similar issues) are changed. In the event that any Lender declines to participate in such Incremental Increase in the full amount of its pro rata share, the other Lenders that have agreed to participate in such Incremental Increase shall have the option to increase their participation (ratably as to the participating Lenders) in the remaining amount of such Incremental Increase. Each such Incremental Increase shall become effective, as of such Increased Amount Date; provided, that (i) the terms and provisions of this Agreement and the other Loan Documents applicable to each Incremental Increase shall (when effective) be identical to the Revolving Loans set forth herein other than economic terms as set forth in this Section 1.15, (ii) each Incremental Increase shall be in a minimum amount of $50,000,000, (iii) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Increase; (iv) all availability thresholds contained herein (including, without limitation, the Availability Block and Trigger Event) shall be correspondingly increased to account for such Incremental Increase; (v) such Incremental Increase shall be effected pursuant to one or more amendments, amendments and restatements or similar agreements executed and delivered by the Credit Parties, Agent, the Lenders who have agreed to provide such Incremental Increase and any new Lender who is to provide a portion of the Incremental Increase (the joinder of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 9.9); and (vi) the Borrower Representative shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Agent in connection with any such transaction. If the interest rate (including interest rate margins and floors) hereunder (after giving effect to such Incremental Increase) on any such Incremental Increase is greater than the corresponding interest rate (including interest margins and floors) then applicable to the Loans (the “Yield Differential”), then the corresponding terms in effect for all Loans hereunder shall automatically be increased by the Yield Differential, effective as of the Increased Amount Date. Notwithstanding anything to the contrary contained in this Agreement, the amendments described in clauses (iv) and (v) above shall not require Required Lender consent (or other Lender consent hereunder), as long as such amendments are consistent with this Section 1.15.

Upon each Incremental Increase pursuant to this Section 1.15, (x) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Increase (each, an “Incremental Increase Lender”) in respect of such increase, and each such Incremental Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in the Letters of Credit and (ii) participations hereunder in Swing Loans held by each Lender (including each such Incremental Increase Lender) will equal the percentage of the Aggregate Revolving Loan Commitment of all Lenders represented by such Lender’s Revolving Loan Commitment and (y) if, on such Increased Amount Date, there are any Revolving Loans outstanding, additional Revolving Loans shall be made hereunder (reflecting such increase in Revolving Loan Commitments) and the proceeds thereof shall be used by Agent to prepay a portion of the outstanding Revolving Loans upon the effectiveness of such Incremental Increase such that, after giving effect to such prepayments, the percentage of the aggregate outstanding Revolving Loans held by each Lender (including each such Incremental Increase Lender) will equal the percentage of the Aggregate Revolving Loan Commitment of all Lenders represented by such Lender’s individual Revolving Loan Commitment. Each such prepayment shall be applied to outstanding Loans or groups of Loans bearing interest at different rates in such order of priority as may be specified by the Borrower Representative, and shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 10.4. Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

1.16 Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Secured Parties shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies (including, but not limited to, Canadian Dollars) shall be converted in the Equivalent Amount of Dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations with respect to (i) the calculations under Article I including any calculation of (x) a Maximum Revolving Loan Balance, (y) Availability and/or (z) an Overadvance and all components thereof and (ii) whether any Commitments or other Dollar thresholds are exceeded under any applicable provision of this Agreement, unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in Dollars. If Agent receives proceeds of Collateral or cash under a Control Agreement after a Trigger Event with respect to any Borrower Group in a currency other than that in which the Obligations are denominated, it may convert such amounts to the Equivalent Amount of the Obligations for application thereto in accordance with the terms of this Agreement.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b) Availability. After giving effect to the funding of the initial Loans and issuance of the initial Letters of Credit, Availability of all of the Borrowers (on a pro forma basis, with trade payables being paid currently, expenses and liabilities being paid in the Ordinary Course of Business and without acceleration of sales and without deterioration of working capital) shall be not less than $100,000,000;

(c) Liens. Receipt by Agent of UCC, PPSA and other Lien searches considered reasonably necessary by Agent, and other evidence as reasonably requested by Agent, that no Liens exist on or with respect to the Property of the Credit Parties, other than Permitted Liens and Liens being released on the Closing Date under clause (g) hereof;

(d) Intercompany Debt. Agent shall have received on or before the Closing Date copies of all agreements evidencing the Parent Subordinated Indebtedness (including, but not limited to, the Intercompany Loan Agreements and the Parent Subordinated Indebtedness Side Letters);

(e) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required; and

(f) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all reasonable and documented fees, costs and expenses of closing presented as of the Closing Date.

(g) Repayment of Prior Indebtedness; Satisfaction/Continuation of Outstanding L/Cs. (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by any Credit Party to Prior Lenders will be repaid in full from the proceeds of the initial Loans and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) any letters of credit issued or guaranteed by Prior Lenders not constituting Existing Letters of Credit hereunder shall have been cash collateralized, supported or continued by a Letter of Credit Issued pursuant hereto, as mutually agreed upon by Agent, the Borrowers and Prior Lenders.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof (including the Closing Date):

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date (unless such representation or warranty is qualified as to materiality, in which case, such representation or warranty is untrue and incorrect as of such date), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect as of such earlier date (unless such representations or warranties were qualified as to materiality, in which case, such representations or warranties were untrue and incorrect as of such earlier date)), and Agent or Required Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect (unless such representation or warranty is qualified as to materiality, in which case, such representation or warranty is untrue and incorrect);

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations) to a Borrower Group, the aggregate outstanding amount of the Revolving Loans, Swing Loans and Letter of Credit Obligations of such Borrower Group would exceed that Borrower Group’s Maximum Revolving Loan Balance or, in the case of the Camrose Borrowers, if less, the Camrose Sublimit (except as provided in subsection 1.1(b)).

The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally (subject to Section 9.23), represent and warrant to Agent and each Lender that the following are true and correct:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is a corporation, limited liability company, partnership or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company, partnership or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary constitutional or organizational action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than Liens created under the Loan Documents or Permitted Liens) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law;

except, in each case referred to in clause (b) or clause (c), to the extent that such conflict, breach, contravention, creation or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.3 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) as to which there is a reasonable possibility of an adverse determination and that if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed in Schedule 3.5, as of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS, CRA and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6 No Default. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance; Pension Compliance. Schedule 3.7 sets forth, as of the Closing Date, a true and correct list of, and that separately identifies:

(a) (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Except for those that would not reasonably be expected to result in Liabilities in excess of $2,500,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding; and

(b) all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by Credit Parties and specifies which are defined benefit Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. The Credit Parties have complied with and performed all of their obligations in all material respects under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.7, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.7, each of the Canadian Pension Plans is fully funded on a solvency or wind-up basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No defined benefit Canadian Pension Plans provided by any EICA Borrower or any of their respective Subsidiaries in the five (5) years prior to the Closing Date have been terminated either in whole or in part. No Borrower in the EICA Borrower Group (nor any Subsidiary thereof) has sought solvency funding relief under the Pension Benefits Act (Saskatchewan).

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged principally, or as one of its important activities, in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good title to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or material in the ordinary conduct of their respective businesses. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.10 Taxes. All material federal, state, provincial, territorial, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, and except as set forth on Schedule 3.10, no material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts in all material respects have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security, unemployment, Canadian Pension Plan and employment-related withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or is a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the combined and combining balance sheets of (x) the EINA Borrowers and their Subsidiaries and (y) the EICA Borrowers and their Subsidiaries, in each case, dated December 31, 2009 and December 31, 2010 and the related combined and combining statements of income or operations, shareholders’ equity and cash flows for the Fiscal Years ended on those dates and (ii) the unaudited interim combined and combining balance sheets of (x) the EINA Borrowers and their Subsidiaries and (y) the EICA Borrowers and their Subsidiaries, in each case, dated October 31, 2011 and the related unaudited combined and combining statements of income and cash flows for the ten (10) fiscal months then ended, in each case, (A) with comparisons to results of the comparable period in the prior year, and (B) as attached hereto as Schedule 3.11(a):

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of unaudited financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the combined financial condition of the EINA Borrowers, the EICA Borrowers and each of their respective Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) [Intentionally Reserved.]

(c) Since December 31, 2010, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date and attached hereto as Schedule 3.11(e), represent the Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.12 Environmental Matters. Except as set forth in Schedule 3.12, and except where any failures to comply would not reasonably be expected to result in any Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur an unpermitted Release of Hazardous Materials at, to or from any Real Estate, except for such Release that would not reasonably be expected to result in Liabilities to any Credit Party or any Subsidiary of any Credit Party under any applicable Environmental Laws, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials except for such contamination that would not reasonably be expected to result in any Liabilities to any Credit Party or any Subsidiary of any Credit Party under any applicable Environmental Laws and (f) no Credit Party and no Subsidiary of any Credit Party has received any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

3.13 Regulated Entities. No Credit Party or any Subsidiary of any Credit Party, (a) is or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans by the Borrowers and (c) the payment and accrual of all transaction costs in connection with the foregoing, (i) both (A) EINA and its Subsidiaries and (B) EICA and its Subsidiaries, in each case, taken as a whole, are Solvent and (ii) each Borrower, individually, is Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property. Schedule 3.16 sets forth a true and complete list, as of the Closing Date, of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use: (i) material Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) material Intellectual Property and material Software, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto, in each case, which is necessary to conduct its business as currently conducted. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Schedule 3.18 lists all material insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens, except for Permitted Liens. All such securities were issued in compliance with all applicable laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock of each Credit Party and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of the EINA Borrowers, the EICA Borrowers and each of their respective Subsidiaries as of the Closing Date.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21 Locations of Inventory and Books and Records. Each Credit Party’s Inventory (other than Inventory in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 as such Schedule 3.21 is updated from time to time in accordance with subsection 4.2(q).

3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit, collection or other accounts as of the Closing Date, and such Schedule 3.22 correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Government Contracts. Except as set forth in Schedule 3.23, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar state, provincial, territorial or local law.

3.24 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.25 Bonding; Licenses. Except as set forth in Schedule 3.25, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26 [Intentionally Reserved.]

3.27 [Intentionally Reserved.]

3.28 [Intentionally Reserved.]

3.29 Full Disclosure. None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

3.30 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all applicable U.S. and Canadian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal or otherwise engage in business transactions, (iii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person or Canadian Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List, a Terrorist List or a foreign government that is the target of U.S. or Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law or Canadian law.

3.31 Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (c) other federal, provincial, territorial or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.32 Parent Subordinated Indebtedness. The Parent Subordinated Indebtedness is and shall remain unsecured with a final maturity date at least six (6) months after the Revolving Termination Date. In addition, the Parent Subordinated Indebtedness Side Letters each are and shall remain in full force and effect, and are the legal, valid and binding obligations of EINA and EICA and to their knowledge, of the other parties thereto. All Indebtedness of the Credit Parties, or any of them, to Parent and its Subsidiaries (other than to other Credit Parties and their respective Subsidiaries (other than Camrose)) shall be Parent Subordinated Indebtedness and shall be subject, in each applicable case, to a Parent Subordinated Indebtedness Side Letter. For the avoidance of doubt, Parent Subordinated Indebtedness initially owing to Parent or any Subsidiary of Parent (other than to other Credit Parties or their respective Subsidiaries (other than Camrose)) may be freely transferred by way of assignment, capital contribution or otherwise to Parent or any Subsidiary of Parent (other than to other Credit Parties or their respective Subsidiaries (other than Camrose)), as long such Parent Subordinated Indebtedness remains subject to a Parent Subordinated Indebtedness Side Letter and otherwise satisfies the terms hereof.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and other than Obligations not arising under this Agreement or the other Loan Documents that are no longer secured under the Collateral Documents) shall remain unpaid or unsatisfied:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative shall deliver to Agent (for further distribution to each Lender) by Electronic Transmission and in detail reasonably satisfactory to Agent:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, beginning with the first Fiscal Year ending after the Closing Date, a copy of the audited combined and unaudited combining balance sheets of (i) the EINA Borrowers and their Subsidiaries and (ii) the EICA Borrowers and their Subsidiaries (including upon request, in each case, the unaudited consolidating balance sheets of the EINA Borrowers and their Subsidiaries and the EICA Borrowers and their Subsidiaries) as at the end of such year and the related audited combined and unaudited combining statements of income or operations, audited combined statements of shareholders’ equity and audited combined and unaudited combining statements of cash flows (including upon request, in each case, the unaudited consolidating statements of income or operations, unaudited consolidating statements shareholders’ equity and unaudited consolidated statements of cash flows of (x) the EINA Borrowers and their Subsidiaries and (y) the EICA Borrowers and their Subsidiaries) for such Fiscal Year and, in each case, accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall contain an opinion, stating that such combined financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and shall not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited combined and combining balance sheets of (i) the EINA Borrowers and their Subsidiaries and (ii) the EICA Borrowers and their Subsidiaries (including upon request, in each case, the unaudited consolidating balance sheets of (x) the EINA Borrowers and their Subsidiaries and (y) the EICA Borrowers and their Subsidiaries), and the related combined and combining statements of income and combined statements of cash flows (including upon request, in each case, the unaudited consolidating statements of income and unaudited consolidated statements of cash flows of (1) the EINA Borrowers and their Subsidiaries and (2) the EICA Borrowers and their Subsidiaries) as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of (A) the EINA Borrowers and their Subsidiaries and (B) the EICA Borrowers and their Subsidiaries by an appropriate Responsible Officer of the Borrower Representative as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of (I) the EINA Borrowers and their Subsidiaries and (II) the EICA Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Appraisals; Certificates; Other Information. The Borrower Representative shall furnish to Agent (for further distribution to each Lender) by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(k); provided, that the Borrower Representative shall also provide a discussion of the reasons for any significant variations, together with delivery of financial statements for the periods ended each March 31, June 30, September 30 and December 31 during the term hereof;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) (for the periods ending each March 31, June 30, September 30 and December 31 only) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Credit Parties by a Responsible Officer of the Borrower Representative;

(c) promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) (i) as long as a Trigger Event has not occurred with respect to any Borrower Group (unless a corresponding Trigger Reset Event has occurred with respect to any applicable Trigger Event), as soon as available and in any event within twenty (20) days after the end of each calendar month (or the next succeeding Business Day if such twentieth day is not a

Business Day) and (ii) at the request of Agent or Co-Collateral Agent to any Borrower Group at any time following the occurrence of a Trigger Event with respect to such Borrower Group until a Trigger Reset Event has occurred with respect thereto, five (5) Business Days after the end of each calendar week, and at such other times as Agent may reasonably require, a Borrowing Base Certificate with respect to each Borrower Group, certified on behalf of each Borrower Group by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base of each Borrower Group as at the end of the most-recently ended fiscal month, fiscal week or such other date as applicable;

(e) concurrently with the delivery of the Borrowing Base Certificate of each Borrower Group, or more frequently as requested by Agent from a Borrower Group following the occurrence of a Trigger Event with respect to such Borrower Group until a Trigger Reset Event has occurred with respect thereto, a summary of Inventory of each Borrower Group by location and type with a supporting perpetual Inventory report, in a form substantially consistent with that which was prepared prior to the Closing Date in connection with the initial field audit and as may be revised from time to time by Agent in its Permitted Discretion as a result of subsequent field audits;

(f) concurrently with the delivery of the Borrowing Base Certificates, or more frequently as requested by Agent from a Borrower Group following the occurrence of a Trigger Event with respect to such Borrower Group until a Trigger Reset Event has occurred with respect thereto, a monthly trial balance showing Accounts outstanding of each Borrower Group aged in a form substantially consistent with that which was prepared prior to the Closing Date in connection with the initial field audit and as may be revised from time to time by Agent in its Permitted Discretion as a result of subsequent field audits;

(g) concurrently with the delivery of the Borrowing Base Certificate of the applicable Borrower Group, an aging of accounts payable of the EINA Borrowers, the EICA Borrowers and their respective Subsidiaries in a form substantially consistent with that which was prepared prior to the Closing Date in connection with the initial field audit and as may be revised from time to time by Agent in its Permitted Discretion as a result of subsequent field audits;

(h) with respect to any Eligible In-Transit Inventory, (i) an identification of the Eligible In-Transit Inventory by vessel, including: (A) description, (B) quantity, and (C) book value valued at the lower of average cost or market value on a first-in, first out basis, (ii) a summary of scheduled dates of loading and unloading of any such vessels and (iii) independent confirmation of the quantity and quality of such Inventory at the time it is placed on any vessel;

(i) to Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(b) (for the periods ending each March 31, June 30, September 30 and December 31 only), or more frequently as reasonably requested by Agent:

(i) a reconciliation of the most recent Borrowing Base, general ledger and month-end accounts receivable aging reports of each Borrower Group to such Borrower Group’s monthly financial statements delivered pursuant to subsection 4.1(b), in a form substantially consistent with that which was prepared prior to the Closing Date in connection with the initial field audit and as may be revised from time to time by Agent in its Permitted Discretion as a result of subsequent field audits; and

(ii) a reconciliation of the perpetual inventory of each Borrower Group by location to such Borrower Group’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to subsection 4.1(b), in a form substantially consistent with that which was prepared prior to the Closing Date in connection with the initial field audit and as may be revised from time to time by Agent in its Permitted Discretion as a result of subsequent field audits;

(j) at the time of delivery of each of the annual financial statements delivered pursuant to subsection 4.1(a), a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940, Financial Administration Act (Canada) or any similar state, provincial, territorial or municipal law;

(k) as soon as available and in any event no later than the last day of each Fiscal Year of the Borrowers, projections of the Credit Parties’ (and their Subsidiaries’) combined and combining financial performance of (i) the EINA Borrowers and their Subsidiaries and (ii) the EICA Borrowers and their Subsidiaries and the Borrowing Base of each Borrower Group for the forthcoming Fiscal Year, on a month by month basis;

(l) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any “management letters” submitted by such accountants to management of any Credit Party in connection with their services;

(m) upon Agent’s or Co-Collateral Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of any Borrower Group; provided, that notwithstanding any provision herein to the contrary, such appraisals shall only be performed up to two (2) times in any calendar year, (i) unless a Trigger Event shall have occurred with respect to any Borrower Group (unless a corresponding Trigger Reset Event has occurred with respect thereto), in which case, such appraisals shall be performed up to three (3) times each calendar year with respect to such Borrower Group or (ii) at any time an Event of Default has occurred and is continuing, in which case, such appraisals shall be performed as frequently as Agent or Co-Collateral Agent, as the case may be, determines;

(n) promptly upon their becoming available, copies of any financial statements and reports concerning any Credit Party sent or made available generally by the Credit Parties to the holders of any Permitted Unsecured Debt;

(o) within five (5) Business Days of the completion of an issuance or extension of Permitted Unsecured Debt, a copy of the final offering memorandum or the final credit agreement relating to such issuance or extension;

(p) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request; and

(q) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) (for the periods ending each March 31, June 30, September 30 and December 31 only), (i) an update of, or supplement to, Schedule 3.21, to the extent any information has changed or requires updating since the previous Fiscal Quarter, and (ii) an update of all Parent Investments made by any Credit Party during the previous Fiscal Quarter.

4.3 Notices. The Borrowers shall notify promptly Agent of each of the following (and in any event within the time periods set forth below):

(a) within three (3) Business Days after a Responsible Officer becomes aware thereof, the occurrence or existence of any Default or Event of Default;

(b) within three (3) Business Days after a Responsible Officer becomes aware thereof, any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) within three (3) Business Days after a Responsible Officer becomes aware thereof, any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) within three (3) Business Days after a Responsible Officer becomes aware thereof, the commencement of any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e) within ten (10) Business Days after a Responsible Officer becomes aware thereof, (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, or dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (i) or (ii) would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would reasonably be expected to have a Material Adverse Effect;

(f) (i) within ten (10) Business Days after a Responsible Officer becomes aware thereof, (A) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (B) promptly, and in any event within ten (10) Business Days, after any officer of any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto and (C) promptly, and in any event within ten (10) Business Days after any officer of any ERISA Affiliate knows that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto and (ii) on or prior to any filing by a Credit Party of any notice to terminate or partially terminate any Canadian Pension Plan, a copy of such notice and promptly, and in any event within 10 days, after any officer of such Credit Party knows or has reason to know that a request for a funding waiver or solvency or other funding relief under any Canadian Pension Plan has been filed, a notice (which may be made by telephone if promptly confirmed in writing), describing such waiver or relief request and any action that such Credit Party proposes to take with respect thereto, together with a copy of any notice filed with any Governmental Authority pertaining thereto;

(g) within three (3) Business Days after a Responsible Officer becomes aware thereof, any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) within ten (10) Business Days after a Responsible Officer becomes aware thereof, any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i) within ten (10) Business Days after a Responsible Officer becomes aware thereof, any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) within ten (10) Business Days after a Responsible Officer becomes aware thereof, the creation, establishment or acquisition by any Credit Party of any Subsidiary or, within five (5) Business Days after the date thereof, the issuance by any Credit Party of any Stock or Stock Equivalent that would trigger a mandatory prepayment obligation pursuant to subsection 1.8(d);

(k) within ten (10) Business Days after a Responsible Officer becomes aware thereof, (i) the creation, or filing with the IRS, CRA or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code or any comparable provision under the ITA, by reason of a change in accounting method or otherwise, that would increase or accelerate any payment of taxes;

(l) contemporaneously with the consummation of any disposition of any material assets permitted by subsection 5.2(g)(iv) to Parent or its Subsidiaries, the purchaser thereof, the purchase price therefor, the purchase date and a reasonably detailed description of the assets sold in such disposition; and

(m) with respect to any vessel on which Eligible In-Transit Inventory is loaded, within three (3) Business Days after a Responsible Officer becomes aware thereof, (i) any material casualty or incident affecting the seaworthiness or schedule of such vessel, (ii) any declaration of a general average event, or (iii) any event of maritime arrest, maritime attachment, detention, capture or seizure.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and, if applicable, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

Each of Agent and Co-Collateral Agent agrees to use its respective commercially reasonable efforts (x) to advise the Borrower Representative (which may or may not occur in writing) with respect to adjustments to, or additions of, Reserves and (y) to the extent available, to furnish reasonable documentation with respect thereto; provided, that any failure of Agent or Co-Collateral Agent to so advise the Borrower Representative with respect to any such adjustment and/or addition (or to so furnish reasonable documentation) shall in no way impair Agent’s or Co-Collateral Agent’s respective rights, as the case may be, to impose and adjust Reserves in accordance with the terms hereof.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to EINA’s and/or EICA’s Subsidiaries, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (i) in connection with transactions permitted by Section 5.3, (ii) sales of assets permitted by Section 5.2 or (iii) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) except as otherwise permitted under subsections 4.4(a) or 4.4(b), use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) at its option, self-insure with respect to employee health and welfare insurance, and otherwise maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with, if applicable, financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers), in any case, of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to Collateral of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance on Collateral of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent, or the equivalent form in Canada) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder related to Collateral directly to Agent. If any insurance proceeds related to Collateral are paid by check, cheque, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ Collateral. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.

(c) The Credit Parties appoint Agent as their attorney-in-fact to settle or adjust all property damage claims in respect of Collateral under its casualty insurance policies; provided, that such power of attorney shall only be exercised so long as an Event of Default has occurred and is continuing or if the casualty claim exceeds (i) $5,000,000 individually or in the aggregate with respect to the EINA Borrowers and/or the Camrose Borrowers or (ii) $5,000,000 individually or in the aggregate with respect to the EICA Borrowers. Agent shall have no duty to exercise such power of attorney, but may do so at its discretion.

4.7 Payment of Obligations. Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, to the extent material, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; or (ii) the aggregate Liabilities secured by such Lien do not exceed (x) $5,000,000 with respect to the EINA Borrowers and/or the Camrose Borrowers or (y) $5,000,000 with respect to the EICA Borrowers.

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) [Intentionally Reserved.];

(d) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person other than minor errors or omissions that do not adversely impact such records and accounts. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent or Co-Collateral Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided, that notwithstanding any provision herein to the contrary, such field examinations with respect to each Borrower Group shall only be performed up to two (2) times in any calendar year, (i) unless a Trigger Event shall have occurred with respect to any Borrower Group (unless a corresponding Trigger Reset Event has occurred with respect thereto), in which case, such field examinations shall be performed up to three (3) times each calendar year with respect to such Borrower Group or (ii) at any time an Event of Default has occurred and is continuing, in which case, such field examinations shall be performed as frequently as Agent or Co-Collateral Agent, as the case may be, determines. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) to pay costs, expenses and Prior Indebtedness required to be paid pursuant to Section 2.1 and (b) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11 Cash Management Systems. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” dominion with respect to each of the accounts listed on

Schedule 4.11 and each other deposit, securities, commodity or similar account maintained by such Person as of or after the Closing Date into which the proceeds of Collateral are or may be deposited (other than (i) any payroll account so long as such payroll account is a zero balance account, (ii) withholding tax accounts, (iii) fiduciary accounts, (iv) disbursement accounts and (v) deposit accounts with an amount on deposit of (x) less than $1,000,000 at any time with respect to any particular deposit account and (y) less than $2,500,000 at any time in the aggregate for all such deposit accounts of either of the EINA Borrowers and their respective Subsidiaries or the EICA Borrowers and their respective Subsidiaries, as the case may be). With respect to accounts subject to “springing” Control Agreements, unless and until an Event of Default has occurred and is continuing or a Trigger Event has occurred with respect to any Borrower Group (unless a corresponding Trigger Reset Event has occurred with respect thereto), Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over any applicable account by Agent. At any time following a Trigger Event with respect to any Borrower Group (unless a corresponding Trigger Reset Event has occurred with respect thereto), such Borrower Group shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. In addition, (i) following the occurrence and during the continuance of an Event of Default at Agent’s request, Credit Parties will enter into Control Agreements providing for “springing” cash dominion over their respective disbursement accounts and (ii) at any time following a Trigger Event (unless a corresponding Trigger Reset Event has occurred with respect thereto), the Credit Parties shall not maintain cash on deposit in any disbursement account in excess of outstanding checks and wire transfers payable from such disbursement account and amounts necessary to meet minimum balance requirements. A “disbursement account” under this Section 4.11 refers to an account of a Credit Party from which payments are made and which is a zero balance account and shall also include, for purposes of clarity, account no. 8666054646 (or any successor account thereto) with Bank of America, N.A., as long as, unless Agent otherwise consents, such account has no more than $2,000,000 on deposit therein as of the close of business on any Business Day. For purposes of clarification, any Credit Party may close any account or open new accounts at any time, as long as (i) the Borrower Representative provides prior written notice of its intention to close any account to Agent, (ii) concurrently with, or within five (5) Business Days after the opening of an account, the applicable Credit Party satisfies the other provisions of this Section 4.11 with respect thereto and (iii) there shall at all times be at least one account for each Borrower Group subject to a Control Agreement.

4.12 Landlord Agreements. Each Credit Party (i) shall obtain a Collateral Access Agreement from the lessor of each leased property and processor or other bailee in possession of any Collateral, in any case where the applicable landlord, processor or other bailee, as the case may be, is an Affiliate of EINA or EICA with respect to each such location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent and (ii) shall use commercially reasonable efforts to obtain a Collateral Access Agreement or mortgagee waivers, as applicable, from the lessor of each leased property, processor or other bailee in possession of any Collateral or mortgagee of any owned property, in any other case with respect to each such location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent; provided, that, such Collateral Access Agreement or mortgagee waiver shall not be required for any location that is used only for the storage and handling of scrap steel (unless such scrap steel constitutes Eligible Inventory) or for any leased office space that contains only books and records that may also be accessed from another location that is owned by a Credit Party or is subject to a Collateral Access Agreement. Notwithstanding the foregoing, the Credit Parties shall not be required with respect to clause (ii) above to obtain agreements or waivers, as the case may be, with respect to locations of Collateral with a value which does not exceed (i) $2,000,000 in the aggregate for all such locations of the EINA Borrowers and their Subsidiaries (other than the Camrose Borrowers and their Subsidiaries), (ii) $2,000,000 in the aggregate for all such locations of the EICA Borrowers and their Subsidiaries or (iii) $1,000,000 in the aggregate for all such locations of the Camrose Borrowers and their Subsidiaries.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made as of the date of such statements or the date so furnished, as the case may be, and will promptly disclose to Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries (other than any Excluded Subsidiary) to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents (including with respect to any Person added as a Borrower hereunder, including any Additional Borrower), (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby (including with respect to any Person added as a Borrower hereunder, including any Additional Borrower) and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document (including with respect to any Person added as a Borrower hereunder, including any Additional Borrower). Without limiting the generality of the foregoing and except for the Excluded Subsidiaries and as otherwise approved in writing by Required Lenders, (x) the EINA Borrowers shall cause each of their Subsidiaries (other than the Excluded Subsidiaries, the Camrose Borrowers or their Subsidiaries or any Foreign Corporation) to guaranty the Obligations of the EINA Borrowers and their Subsidiaries and the Camrose Borrowers and their Subsidiaries, (y) the EICA Borrowers shall cause each of their Subsidiaries to guaranty the Obligations of the EICA Borrowers and their Subsidiaries and (z) the Camrose Borrowers shall cause each of their Subsidiaries to guaranty the Obligations of the Camrose Borrowers and their Subsidiaries, and each of the foregoing Credit Parties shall cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a Lien in, subject to the limitations hereinafter set forth, that portion of such Subsidiary’s Property which is consistent with the then existing Collateral Documents to secure such guaranty.

4.14 Environmental Matters. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; provided, that no Credit Party or any Subsidiary shall be required hereunder to undertake a Remedial Action or compliance activity to the extent that its obligations to do so are being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or other applicable accounting standards. Without limiting the foregoing, if Agent has a reasonable basis to believe that an Event of Default relating to violations of Environmental Laws has occurred and is continuing, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including where appropriate subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request regarding the matters that are the subject of the applicable Event of Default. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15 Canadian Pension Plans and Benefit Plans.

(a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, the Credit Parties shall, and shall cause each of their Subsidiaries to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(b) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by the Credit Parties or their Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(c) Credit Parties shall deliver to Agent (i) copies of each report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) upon request by Agent from time to time, but not more frequently than annually unless an Event of Default has occurred and is continuing (in which case, no such limit shall apply), in each case, in Agent’s Permitted Discretion, either (A) a new actuarial valuation with respect to the defined benefit Canadian Pension Plans identified by the Agent or (B) an informal or other actuarial estimate or update of the solvency wind up deficit in respect of the defined benefit Canadian Pension Plan identified by Agent which would not be required to be filed with a Governmental Authority; (iii) if requested by Agent, copies of each annual and other return with respect to each Canadian Pension Plan as filed with any applicable Governmental

Authority; (iv) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that a Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (v) notification within thirty (30) days of any increases having a cost to a Credit Party in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which a Credit Party was not previously contributing.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and other than Obligations not arising under this Agreement or the other Loan Documents that are no longer secured under the Collateral Documents) shall remain unpaid or unsatisfied:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1, including replacement Liens on the Property currently subject to such Liens; provided, that any such replacement Lien does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date plus undrawn commitments thereunder in effect on the Closing Date, accrued and unpaid interest thereon and fees and premiums payable in connection with a Permitted Refinancing of the Indebtedness secured by such Lien;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, construction, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA or applicable Canadian pensions and benefits legislation) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) not resulting in an Event of Default; provided, that the enforcement of such Liens is effectively stayed, is being contested in good faith and by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP are being maintained;

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which do not secure Indebtedness for borrowed money, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Property (other than Collateral) acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided, that (i) any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(l) Liens in favor of collecting banks located in the United States arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution encumbering deposits and Liens in favor of a securities intermediary encumbering financial assets credited to a securities account; provided, that the applicable securities intermediary shall have agreed in favor of Agent pursuant to a then effective Control Agreement to subordinate its Lien in favor of the Liens granted to Agent under the Collateral Documents;

(n) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(o) Liens on assets acquired in a Permitted Acquisition or on Property of a Person (in each case, other than Collateral or any Property to become Collateral in connection with any such Permitted Acquisition) existing at the time such Person is acquired or merged with or into or amalgamated or consolidated with any Credit Party or a Subsidiary of a Credit Party to the extent otherwise permitted hereunder or such Liens are acquired (and not created in anticipation or contemplation thereof); provided, that (i) such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $100,000,000 at any time outstanding;

(p) the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) any encumbrance or restriction (including put and call agreements) solely in respect of the Stock of any joint venture that is not a Credit Party, contained in such joint venture’s Organization Documents or the joint venture agreement or stockholders agreement in respect of such joint venture;

(r) Liens securing the refinancing of Indebtedness secured by any Lien permitted by clauses (a), (h) or (i) of this Section 5.1 or this clause (r) without any change in the assets subject to such Lien and to the extent such refinanced Indebtedness is permitted by Section 5.5;

(s) Liens not otherwise permitted by clauses (a) through (q) of this Section 5.1 to the extent attaching to Property not constituting Collateral and with an aggregate fair market value not in excess of, and securing liabilities not in excess of (i) $10,000,000 at any time outstanding with respect to the EINA Borrowers and their Subsidiaries (other than the Camrose Borrowers and their Subsidiaries), (ii) $10,000,000 at any time outstanding with respect to the EICA Borrowers and their Subsidiaries and (iii) $5,000,000 at any time outstanding with respect to the Camrose Borrowers and their Subsidiaries; and

(t) to the extent constituting Liens, rights under purchase and sale agreements with respect to Stock permitted to be sold in dispositions permitted under Section 5.2.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease (as lessor), convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions to any Person of Inventory in the Ordinary Course of Business; provided, (i) any such dispositions of Inventory to Affiliates of a Credit Party (including such dispositions (x) between the EINA Borrowers and the EICA Borrowers and (y) from the EINA Borrowers to the Camrose Borrowers, but excluding other dispositions to Credit Parties) shall also be on terms (A) consistent with historical practices and (B) no less favorable to the applicable Credit Party than those which could be obtained in a comparable arm’s length transaction and (ii) the net amount due from Affiliates of (A) the EINA Borrowers and their Subsidiaries in connection with all such dispositions of Inventory to Affiliates of the EINA Borrowers and their Subsidiaries who are not Credit Parties permitted hereunder shall not exceed $50,000,000 in the aggregate at any one time and (B) the EICA Borrowers and their Subsidiaries in connection with all such dispositions of Inventory to Affiliates of the EICA Borrowers and their Subsidiaries who are not Credit Parties permitted hereunder shall not exceed $50,000,000 in the aggregate at any one time;

(b) dispositions (other than of (i) the Stock of any Subsidiary of any Credit Party or (ii) any Collateral of any Credit Party) not otherwise permitted hereunder to any Person other than an Affiliate of a Credit Party which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries during the term of this Agreement, together, shall not exceed $100,000,000;

(c) dispositions of cash and Cash Equivalents;

(d) transactions permitted under Section 5.1(k) and Section 5.3;

(e) dispositions of used, worn out, obsolete or surplus Property by any Credit Party in the Ordinary Course of Business and the abandonment or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties taken as a whole;

(f) [Intentionally Reserved.]

(g) dispositions, subject to Section 5.2(a), (i) by Subsidiaries of EINA or EICA that are not Credit Parties to Credit Parties, so long as the consideration paid by the Credit Parties in each such disposition does not exceed the fair market value for such disposition; (ii) by and among Subsidiaries of EINA or EICA that are not Credit Parties; (iii) by any Credit Party to any other Credit Party; and (iv) other than dispositions of Collateral (except for Inventory to the extent permitted by Section 5.2(a)), by EINA or EICA or any Parent Material Subsidiary to Parent or any of Parent’s Subsidiaries; provided, in each case of clauses (i), (ii) and (iii) above, that (A) in the case of any transfer from one Credit Party to another Credit Party, any Lien granted to Agent, for the benefit of Secured Parties, pursuant to the relevant Collateral Documents in the Property so transferred shall (1) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (2) be replaced by Liens granted to Agent, for the benefit of Secured Parties, pursuant to the relevant

Collateral Documents, which new Liens shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (B) no Default or Event of Default is then continuing or would result therefrom; and

(h) dispositions of Property (other than Collateral) to the extent that such Property is exchanged for credit against the purchase price of similar, replacement Property or the proceeds of such dispositions are applied to the purchase price of such replacement Property, each within six (6) months of the initial disposition.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of a Credit Party may merge or amalgamate with, or dissolve or liquidate into, a Credit Party or a Wholly-Owned Subsidiary of a Credit Party which is a Domestic Subsidiary; provided, that (i) such Credit Party or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on Collateral in favor of Agent shall have been completed, and (ii) other than transactions pursuant to which one or more of the Camrose Borrowers and their Subsidiaries are acquired by the EICA Borrowers, no mergers, amalgamation, consolidations or other Acquisitions shall be permitted between or among Borrower Groups; (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary as long as all actions required to maintain perfected any Liens on Collateral in favor of Agent shall have been completed; and (c) in connection with any transaction permitted under Sections 5.2 and 5.4.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, amalgamation, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by any Credit Party in any other Credit Party; provided, that: (i) if any Credit Party executes and delivers to any other Credit Party a note (collectively, the “Intercompany Notes”) to evidence any such Investment consisting of intercompany Indebtedness, (A) to the extent such Intercompany Indebtedness is owed by a member of one Borrower Group and/or its Subsidiaries to a member of another Borrower Group and/or its Subsidiaries, that Intercompany Note shall contain reasonably acceptable, as determined in

Agent’s Permitted Discretion, subordination provisions in favor of Agent and (B) that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement or the Security Agreement, as applicable, as additional collateral security for the Obligations as provided therein, subject to the security principles described in Section 11.8; (ii) each Credit Party shall accurately record all intercompany transactions on its books and records; and (iii) at the time any such intercompany loan or advance is made by any Credit Party to any other Credit Party and after giving effect thereto, each such Credit Party shall be Solvent;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers, and Investments received in good faith in settlement of disputes or litigation;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) transactions permitted under Section 5.6;

(g) Permitted Acquisitions and transactions permitted by Section 5.3;

(h) Parent Investments;

(i) Investments by any Credit Party in any Subsidiary of a Credit Party that is not a Credit Party; provided, that the aggregate amount of all such Investments shall not exceed an aggregate amount of $50,000,000 during the term of this Agreement;

(j) Investments consisting of Indebtedness permitted by Section 5.5 or Contingent Obligations permitted by Sections 5.9, 5.11 and 5.18; and

(k) other Investments not otherwise permitted hereunder in an aggregate amount not exceeding $50,000,000 at any one time outstanding.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date (other than the Parent Subordinated Indebtedness) and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $250,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsections 5.1(h) or (i) and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) or (i);

(f) Parent Subordinated Indebtedness;

(g) [Intentionally Reserved.];

(h) transactions permitted under Section 5.18;

(i) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party or any Subsidiary of a Credit Party, in each case, incurred in the Ordinary Course of Business (including guarantees or obligations of any Credit Party or any Subsidiary of any Credit Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances), in each case, other than Indebtedness for borrowed money;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, cheque, draft or similar instrument inadvertently (or as a result of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k) (i) Indebtedness of any Person existing at the time such Person is acquired in connection with a Permitted Acquisition or any other Investment permitted under Section 5.4; provided, that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition or other Investment and is not secured by any Collateral or the proceeds thereof, and after giving effect to such Permitted Acquisition or other Investment no Event of Default shall have occurred and be continuing and (ii) Permitted Refinancings of such Indebtedness in an aggregate amount, for all such Indebtedness permitted under clause (i) not to exceed $100,000,000 at any time outstanding;

(l) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds in the Ordinary Course of Business, in each case, arising under the terms of customary agreements with any bank at which the respective Credit Party maintains an overdraft, pooled account or other similar facility or arrangement;

(m) Indebtedness representing deferred compensation to employees of EINA, EICA and each of their respective Subsidiaries incurred in the Ordinary Course of Business;

(n) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the Ordinary Course of Business; and

(o) any Permitted Unsecured Debt not to exceed an aggregate principal amount of $1,500,000,000 at any time outstanding.

5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement (including Parent Investments and transactions permitted under Section 5.7);

(b) to the extent not otherwise in violation of this Agreement, in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;

(c) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $10,000,000 in the aggregate outstanding at any time; and

(d) all such transactions existing as of the Closing Date and described in Schedule 5.6.

5.7 Management Fees, Etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except:

(a) payment of reasonable compensation (including bonuses) and provision for other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements to directors, officers and employees by Credit Parties and their Subsidiaries in the Ordinary Course of Business; and

(b) payment of reasonable and customary directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings, in each case, consistent with past practices.

5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or Letter of Credit proceeds, for the immediate, incidental or ultimate purpose of buying or carrying Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts and Commodities Hedging Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising with respect to transactions permitted under Section 5.18;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 5.2;

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under guarantees (i) made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent; or (ii) made in respect of Permitted Unsecured Debt;

(h) Contingent Obligations constituting Parent Investments; and

(i) other Contingent Obligations not exceeding $50,000,000 in the aggregate at any time outstanding.

5.10 Compliance with ERISA/Canadian Pensions.

(a) No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party securing obligations or liabilities in excess of $2,500,000 with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that results in the imposition of a Lien with respect to any Benefit Plan; and

(b) No Credit Party shall terminate in whole or in part an existing, nor establish a new, defined benefit Canadian Pension Plan or suffer to exist any event that results in the imposition of a Lien with respect to any Canadian Pension Plan.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as

“Restricted Payments”); except that (a) any Wholly-Owned Subsidiary of a Credit Party may declare and pay dividends or make other distributions to a Credit Party or any Wholly-Owned Subsidiary of a Credit Party, (b) any Subsidiary of a Credit Party that is not a Wholly-Owned Subsidiary of such Credit Party may declare and pay dividends or make other distributions to the holders of its Stock or Stock Equivalents on a pro rata basis and (c) EINA, EICA and any Parent Material Subsidiary may make Parent Investments.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business other than those lines of business carried on by it on the date hereof (or, in the good faith judgment of such Credit Party, which are reasonably and substantially related thereto).

5.13 Change in Organization Documents. Except as expressly permitted under Section 5.3 or in connection with Parent Investments, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any material respect that is adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) subject to Section 11.3, make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated or combined Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization, (iv) change the location of its chief executive office or (v) change its jurisdiction of organization, in the case of clauses (iii), (iv) and (v), without at least ten (10) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to Subordinated Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness (other than the Parent Subordinated Indebtedness), if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness by more than 200 basis points per annum; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties (other than increasing the principal amount thereof) or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Credit Parties, Agent or Lenders.

5.16 No Negative Pledges.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit

Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any Credit Party, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party or Subsidiary and/or (B) customary provisions in the documents, agreements and instruments evidencing the Permitted Unsecured Debt in line with prevailing market standards for similar Indebtedness issued in US capital or syndicated loan markets, unless otherwise agreed to in writing by Agent in its reasonable discretion; (iv) customary provisions restricting assignment of any agreement entered into by a Credit Party or Subsidiary; (v) any holder of a Lien permitted by Section 5.1 restricting the transfer of the Property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of Property permitted under Section 5.2 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary of a Credit Party becomes a Subsidiary of such Credit Party, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of such Credit Party; (viii) customary provisions in Organization Documents entered in the Ordinary Course of Business (or in connection with the formation of the applicable Person) that (A) restrict the transfer of the Stock in such Person or (B) in the case of a joint venture that is not a Credit Party or Subsidiary, provide for other restrictions of the type described above solely with respect to the Stock in, or Property held in, such joint venture, (ix) customary provisions in asset sale and Stock sale agreements and other similar agreements permitted hereunder that provide for restrictions of the type described above, solely with respect to the Property or Persons subject to such sale agreement, (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered in the Ordinary Course of Business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Properties of any Person, other than the Person or the Properties so acquired; or (xii) any encumbrance or restriction imposed by any amendments or refinancings that are otherwise not prohibited by the Loan Documents of the contracts, instruments or obligations referred to in clauses (vi), (vii) or (x) above; provided, that such amendments or refinancings are not more materially restrictive with respect to such encumbrances or restrictions than those prior to such amendment or refinancing.

(b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except the following: (1) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and 5.1(i); provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, (2) this Agreement and the other Loan Documents or (3) any prohibition or limitation that (a) exists pursuant to Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 5.2 pending the consummation of such sale, (c) restricts subletting, leasehold mortgages or assignment of any lease governing a leasehold interest of a Credit Party or Subsidiary, (d) is permitted under subsection 5.1(q), (e) exists in any agreement or other instrument of a Person acquired in an Investment permitted hereunder in existence at the time of such Investment (but not created in connection therewith or in contemplation thereof), which prohibition or limitation is not applicable to any Person, or the Properties of any Person, other than the Person, or the Property of the Person so acquired; provided, that no such Person shall be a Credit Party and no Property of any such Person shall be included in the Borrowing Base of any Borrower Group, to the extent such prohibition or limitation is applicable to the Liens under the Collateral Documents or requires the grant or creation of a Lien on any Collateral, (f) is contained in any Organization Document of a joint venture which limits the ability of an owner of an interest in the joint venture from encumbering its Stock therein, (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of contracts, instruments or obligations referred to in clause (3)(e); provided, that such amendments and refinancings are not more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing or (h) customary provisions in the documents, agreements and instruments evidencing the Permitted Unsecured Debt in line with prevailing market standards for similar Indebtedness issued in US capital or syndicated loan markets, unless otherwise agreed to in writing by Agent in its reasonable discretion.

5.17 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to comply, to the extent applicable, with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, unless (i) the sale of such Property is permitted by Section 5.2, (ii) any Liens arising in connection with its use of such Property are permitted by Section 5.1 and (iii) after giving effect to such transaction, the aggregate fair market value of all Properties covered by such transactions entered into by all such Persons would not exceed $100,000,000 at any one time outstanding.

5.19 [Intentionally Reserved.]

5.20 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a Permitted Refinancing of Indebtedness permitted under subsection 5.5(c) or (d), (d) prepayments of other Indebtedness (excluding Subordinated Indebtedness) so long as the amounts prepaid do not exceed $50,000,000 in the aggregate, (e) prepayment of intercompany Indebtedness to Credit Parties, (f) prepayment of the Indebtedness existing on the Closing Date and listed on Schedule 5.20 in connection with the exercise by the applicable Credit Parties of the buy-out option with respect thereto and (g) prepayments with respect to Parent Subordinated Indebtedness.

ARTICLE VI.

[Intentionally Reserved.]

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation, (ii) to pay within three (3) Business Days after the same shall become due, any interest on any Loan or any fee payable hereunder or pursuant to any other Loan Document or (iii) to pay within ten (10) days after the same shall become due, any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate of any Borrower Group is untrue or incorrect in any respect (other than (1) inadvertent, immaterial errors not exceeding $3,000,000 in the aggregate in any Borrower Group’s Borrowing Base Certificate, (2) errors understating any Borrower Group’s Borrowing Base and (3) errors occurring when Availability of the applicable Borrower Group continues to exceed $45,000,000 after giving effect to the correction of such errors);

(c) Specific Defaults. (i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.3(a), 9.10(d) or 4.6(a) (solely with respect to the first sentence thereof) or Section 4.9 (solely with respect to the inspection provisions thereof following the occurrence and during the continuance of an Event of Default), 4.10 or 4.11 or Article V or (ii) any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b) or 4.2(d) or Section 4.1, Section 4.6 (other than those provisions the subject of subclause (i) of this clause (c)) or Section 4.9 (other than those provisions the subject of subclause (i) of this clause (c)), and such default shall continue unremedied for a period of five (5) Business Days;

(d) Other Defaults. Any Credit Party (or any Affiliate of a Credit Party party thereto) fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;

(e) Cross-Default. Any Credit Party (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than the Obligations, but including Permitted Unsecured Debt) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, individually or in the aggregate, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Insolvency; Voluntary Proceedings. Any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as otherwise permitted by Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties (other than Collateral) with a value in excess of $25,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under laws other than the laws of Canada and the United States) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $25,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor or supported by a letter of credit or appeal bond posted in cash), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid Lien in the Collateral purported to be covered thereby or such Lien shall for any reason cease to be a perfected and first priority Lien subject only to Permitted Liens;

(k) Ownership. A Change of Control occurs; or

(l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans to all of the Borrowers, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) (other than, with respect to any Credit Party other than EINA or EICA, clause (ii) thereunder and/or clause (iv) thereunder to the extent solely relating to such clause (ii))or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans to all of the Borrowers and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Aggregate Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof at a time when Letters of Credit Issued hereunder are outstanding, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the applicable Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations of the applicable Borrower as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations, subject to the other limitations contained herein including the security principles under Section 11.8. The remaining balance of the cash collateral will be returned to the applicable Borrowers when all Letters of Credit of all of the Borrowers have been terminated or discharged, all Commitments have been terminated and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and other than Obligations not arising under this Agreement or the other Loan Documents that at such time are no longer secured under the Collateral Documents) have been paid in full in cash or otherwise satisfied in accordance with the terms hereof.

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto. For the purposes of holding any security granted by any Borrower or any other Credit Party pursuant to the laws of the Province of Quebec to secure payment of any debenture issued by any Borrower or any Credit Party, Agent is hereby appointed to act as the person holding the power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Quebec to act on behalf of each of the debentureholders, initially namely General Electric Capital Corporation in its capacity as Agent for the Secured Parties. Each Person who is or becomes a Lender and each assignee holder of any debenture issued by any Borrower or any Credit Party shall be deemed to ratify the power of attorney (fondé de pouvoir) granted to Agent hereunder by its execution of a Form of Assignment. Agent agrees to act in such capacity. Each party hereto agrees that, notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec), Agent, as fondé de pouvoir, shall also be entitled to act as a debentureholder and to acquire and/or be the pledgee of any debentures or other titles of indebtedness to be issued under any deed of hypothec executed by or on behalf of any Borrower or any other Credit Party.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent, the Supermajority Lenders or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders or Supermajority Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent, the Required Lenders or the Supermajority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders or the Supermajority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided, that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) (x) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and (y) each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except in the case of either clause (x) or (y) of this subsection 8.5(b), as the case may be, to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting (but subject to) the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or the Supermajority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use and (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Supermajority Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders, Required Revolving Lenders or the Supermajority Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal, provincial and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise (including, without limitation, preparation for and/or response to any subpoena or request for document production related thereto)) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to subsection 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS, CRA or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this subsection 8.8(c).

8.9 Resignation of Agent or L/C Issuer.

(a) Agent or any L/C Issuer may resign at any time upon 30 days’ written notice by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date which is 30 days after the date of such notice. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon the effective date of its resignation, (i) the retiring Agent and/or retiring L/C Issuer shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and/or retiring L/C Issuer and its respective Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent and/or retiring L/C Issuer was, or because such Agent and/or such L/C Issuer had been, validly acting as Agent or a L/C Issuer, as the case may be, under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10 Release of Collateral or Credit Parties. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Credit Party or Subsidiary of a Credit Party from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Person owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, Secured Commodities Hedging Contracts and Secured Bank Products that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted and Obligations arising under Secured Rate Contracts, Secured Commodities Hedging Contracts and/or Secured Bank Products that, in accordance with their terms or as a result of alternative arrangements made by the relevant Borrowers and the counterparties thereof, will in connection with such release no longer be secured under the Collateral Documents) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent in its Permitted Discretion.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein (including as applicable, the Supermajority Lenders)) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12 Documentation Agent and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Documentation Agent, Co-Documentation Agent or Syndication Agent shall have any duties or responsibilities, nor shall any Documentation Agent, Co-Documentation Agent or Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Documentation Agent, Co-Documentation Agent or Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as a Documentation Agent, a Co-Documentation Agent or a Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as a Documentation Agent, Co-Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent, Co-Documentation Agent or Syndication Agent.

8.13 Co-Collateral Agent.

(a) Except as expressly set forth herein, (i) Co-Collateral Agent shall not have any duties or responsibilities, (ii) Co-Collateral Agent shall not have or be deemed to have any fiduciary relationship with any Lender and (iii) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Co-Collateral Agent. At any time that any Lender serving (or whose Affiliate is serving) as Co-Collateral Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Co-Collateral Agent) shall be deemed to have concurrently resigned as Co-Collateral Agent (and no successor will be appointed hereunder). In addition, Co-Collateral Agent may at any time in its sole discretion resign from acting in such capacity upon written notice to Agent and the Borrower Representative. In the event that there shall exist no Person acting in the capacity of Co-Collateral Agent, any references herein to the Co-Collateral Agent shall be deemed to refer to Agent.

(b) In the event that, with respect to any matter herein that requires or permits a decision, exercise of discretion or other determination by Agent and/or Co-Collateral Agent (including matters relating to Reserves and other matters affecting the calculation of any Borrowing Base, any Availability or any Maximum Revolving Loan Balance), Agent and Co-Collateral Agent do not agree on such determination, the same shall reflect the determination of the Person that asserts the most conservative Credit Judgment on behalf of the Lenders. For the avoidance of doubt, Agent shall have the sole and exclusive authority to act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens granted by the Credit Parties and for all other purposes stated herein and in the other Loan Documents (other than the authority specifically granted to the Co-Collateral Agent herein). As used in this subsection 8.13(b), “Credit Judgment” shall mean Agent’s or Co-Collateral Agent’s, as the case may be, judgment exercised in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any applicable law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent, the Co-Collateral Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Credit Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Credit Party or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Agent or Co-Collateral Agent, as applicable, may consider any factors that could increase the credit risk of lending to Borrowers or the security of the Collateral.

(c) For purposes of clarity, it will be Agent, at the request of Co-Collateral Agent, as applicable, that will administer the implementation of Reserves, eligibility criteria and frequency of appraisals and audits, in any case, with Borrower Representative in accordance with the terms hereof. In furtherance of the foregoing, in the event that Co-Collateral Agent desires to implement or adjust a Reserve, adjust or add any eligibility criteria hereunder or request an appraisal or audit hereunder (each such matter, a “Proposed Action”), in any case, in accordance with the terms hereof, Co-Collateral Agent shall (i) notify Agent in writing of such Proposed Action and (ii) simultaneously therewith deliver a copy of such notice to the Borrower Representative. Such Proposed Action shall take effect or be undertaken, as the case may be, in accordance with such notice and the terms hereof, unless within three (3) Business Days of receipt thereof by Agent and Borrower Representative, Agent objects to such notice (whether as a result of a disagreement about Collateral matters or otherwise), on the fourth (4th) Business Day after such receipt or such earlier date on which Agent notifies Co-Collateral Agent (and simultaneously therewith notifies Borrower Representative) that Agent agrees with such

Proposed Action. In the event Agent objects during such three (3) Business Day period, the determination with respect to such Proposed Action shall be made by the Person exercising the more conservative Credit Judgment, as set forth in clause (b) above, and Agent shall promptly notify the Borrower Representative of the resolution of such objection (and such Proposed Action, to the extent implemented after such resolution, shall take effect or be undertaken, as the case may be, upon receipt of such notice).

8.14 Post-Closing Letter. Each Lender, by executing this Agreement, hereby authorizes Agent to execute, for itself and the Lenders, that certain post-closing letter, dated the Closing Date, between Agent and Borrower Representative regarding certain matters to be delivered and/or satisfied after the Closing Date and agrees that none of such matters shall trigger a Default or an Event of Default unless the Credit Parties breach their obligations in such post-closing letter relating thereto.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 may be postponed, delayed, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 9.1 or the definition of Required Lenders, Supermajority Lenders or any provision providing for consent or other action by all Lenders;

(vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release or subordinate all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii) amend subsection 9.11(b) or subsection 1.10(c); or

(viii) amend or modify the definition of Availability Block in a manner which would increase the availability of credit under the Revolving Loan.

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (viii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts, Secured Commodities Hedging Contracts or Secured Bank Products or resulting in Obligations owing to any Secured Swap Provider or other applicable counterparty becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or other applicable counterparty, shall be effective without the written consent of such Secured Swap Provider, applicable counterparty or, in the case of a Secured Rate Contract, Secured Commodities Hedging Contract and/or Secured Bank Product provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c) No amendment or waiver shall, unless signed by Agent and Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2 (except as set forth in subsection 1.1(c)(vii)); (ii) amend or waive non-compliance with any provision of subsection 1.1(b)(iv); (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 2.2; (iv) amend or waive this subsection 9.1(c) or the definitions of the terms used in this subsection 9.1(c) insofar as the definitions affect the substance of this subsection 9.1(c); or (v) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.

(d) Notwithstanding anything to the contrary contained in this Section 9.1, (x) the Borrowers may amend Schedules 3.19 and 3.21 upon notice to Agent, (x) Agent may amend

Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, (y) Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory until a field examination and an Inventory appraisal with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of Reserves required in Agent’s or Co-Collateral Agent’s respective Permitted Discretion and (z) in connection with any Incremental Increase, this Agreement and the other Loan Documents may be amended and/or amended and restated as set forth in Section 1.15.

(e) No amendment or waiver, unless signed by Agent and Supermajority Lenders (or by Agent with the consent of Supermajority Lenders) shall: (i) amend or modify the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory or Borrowing Base, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan, (ii) amend or modify the definition of Maximum Revolving Loan Balance in a manner which would increase the availability of credit under the Revolving Loan or (iii) change the definition of the term Supermajority Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take action under this clause (e).

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to

Agent pursuant to Article I shall be effective until received by Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative and (z) if receipt of such transmission is acknowledged by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true and correct in all material respects except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, PPSA, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global, National Commerce Act and the Electronic Commerce Act (Ontario) and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with field examinations undertaken in accordance with the terms hereof (which shall be reimbursed, in addition to the reasonable and documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Subject to the security principles described in Section 11.8, each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee” (which term shall exclude, for purposes of clarity, a Lender or an Affiliate thereof solely in their role as a Secured Swap Provider, a provider of Secured Bank Products or counterparty to a Secured Commodities Hedging Contract)) from and against all Liabilities (including brokerage commissions, fees and other compensation, but without duplication of those matters described by Article X and excluding, for the avoidance of doubt, any taxes referred to in subsection 10.1(a)(i), (ii) or (iii)) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation hereunder or under the other Loan Documents (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities from the Indemnified Matters that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon, into or migrating from any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) (A) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable solely to acts of such Indemnitee or its Related Persons or (ii) are not in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that any assignment by any Lender shall be subject to the provisions of Section 9.9; provided, further, that no Borrower or other Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto, Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), no Borrower, nor any other Credit Party, nor any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that (v) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned and (z) such Sales by Non-Funding Lenders shall be subject to Agent’s prior written consent in all instances. Notwithstanding the foregoing, no Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder shall be permitted hereunder.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Liens. In addition to the other rights provided in this Section 9.9, each Lender may grant a Lien in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), the Bank of Canada or any central bank, without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such Person, holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participant and SPV. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender; provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations, Canadian federal and provincial security laws and regulations and the security laws and regulations of the United Kingdom).

(b) Confidential Information. Each Lender, L/C Issuer and Agent agrees to use all reasonable efforts to maintain and to cause their Related Persons to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document (including such information received prior to the Closing Date under the terms of the applicable commitment letter or in connection with the negotiations of such commitment letter and the Loan Documents), except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information at the time of receipt or thereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) (A) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or (B) in connection with a pledge made in accordance with subsection 9.9(e) and such recipient under this clause (iv)(B) has been advised of the confidential nature of such information and is instructed to keep such information confidential in accordance with the terms hereof, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective (A) assignees, (B) SPVs (including the investors or prospective investors therein) or (C) participants, in each case under (A), (B) and (C), as contemplated by Section 9.9, (D) direct or contractual counterparties to any Secured Rate Contracts, Secured Commodities Hedging Contracts or Secured Bank Products and (E) to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10, (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding relating to any Loan Document to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into by Agent, any Lender, any L/C Issuer or any of their Related Persons with any Credit Party (whether or not a Loan Document) relating to this Agreement and/or the other Loan Documents (or the transactions evidenced hereby), the terms of this Section 9.10 shall govern.

(c) Tombstones. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party or such Affiliate) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then to the extent reasonably practicable, only after consulting with GE Capital.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on such E-System in connection therewith.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, Canada or the United Kingdom, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws, Canadian federal and provincial securities laws or securities laws and regulations of the United Kingdom as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the U.S. Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws, Canadian federal and provincial securities laws and securities laws and regulations of the United Kingdom. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC for purposes of this subsection 9.10(f), whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution by Agent of any Borrower Materials pursuant to subsection 9.10(e), the Credit Parties agree to execute and deliver to Agent, upon request, a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Subject to the security principles described in Section 11.8, each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly (and in any event within two (2) Business Days) to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC or PPSA, as applicable) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender, subject to the security principles described in Section 11.8, shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender or Impacted Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(b).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. To the fullest extent permitted by law, the illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, Section 7 of the Guarantee Agreement and Section 5.1(7) of the Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders or Required Revolving Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby or Supermajority Lenders, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Agent and such Affected Lender (or any defaulting or such non-consenting Lender, as the case may be) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, for a purchase price equal to the outstanding Loans, accrued interest, fees and charges (if any) then owing to such Affected Lender hereunder, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Borrowers or Agent may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or an Impacted Lender at any time and without prior notice to such Non-Funding Lender or an Impacted Lender and cause its Loans and Commitments to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the EINA Borrowers hereunder and under the other Loan Documents are joint and several as among the EINA Borrowers. The obligations of the EICA Borrowers hereunder and under the other Loan Documents are joint and several as among the EICA Borrowers. The obligations of the Camrose Borrowers hereunder and under the other Loan Documents are joint and several as among the Camrose Borrowers.

9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1 or as required by law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i), (ii) and (iii) below, the “Taxes”) including taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto, (i) measured by overall net income (however denominated, including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party by the jurisdiction (or any political subdivision thereof) in which such Secured Party is organized, resident for tax purposes (other than by reason of entering into any Loan Document), maintains its principal office or applicable Lending Office, or otherwise is subject to net income taxes because it does or carries on business in such jurisdictions (other than by reason of entering into any Loan Document), (ii) that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below or (iii) that are any United States federal withholding taxes imposed as a result of (x) failure by any Lender, its legal or beneficial owners, the beneficial owners of a payment under the Loan Documents (or any financial institution or intermediary through which a payment under the Loan Documents is made or which otherwise holds Notes issued under the Loan Documents) to comply with FATCA in such a way that ensures that no such withholding is imposed thereunder or (y) an election pursuant to Section 1471(b)(3)(C)(i) of the Code.

(b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay or remit the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or remittance or other evidence of payment or remittance reasonably satisfactory to Agent; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, (x) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b), designates a new Lending Office or experiences a change in circumstances (other than a change in a Requirement of Law), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, or such Secured Party was entitled at the time of designation of a new Lending Office or change in circumstances, to receive additional amounts under this clause (b) or (y) any United States backup withholding tax.

(c) In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies (excluding taxes described in subsections 10.1(a)(i) and (ii)) imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers or the Borrower Representative, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to a Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods. If any Secured Party becomes aware that it has received or been granted a refund of Taxes or Other Taxes payable by such Secured Party in respect of the amounts so reimbursed or indemnified by the Borrowers, such Secured Party shall, to the extent it can do so without prejudice to the retention of the amount of such refund, pay to the Borrowers as soon as practicable after the Secured Party became aware that it effectively obtained the benefit of such refund an amount which it reasonably determines to be equal to such refund less any amount required by law to be deducted therefrom and less any fees and expenses incurred by such Secured Party in connection therewith. Nothing in this Section 10.1 shall be construed as requiring any Secured Party to (x) conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such refund other than in performing any ministerial acts necessary to be entitled to receive such refund or (y) disclose any tax return or any other information that it deems confidential.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents, including any certification, documentation, or information concerning United States ownership of such Non-U.S. Lender Party (if entering into or complying with such requirement or agreement is required by statute or regulation of the United States as a precondition to relief or exemption from such withholding tax) or compliance with any reporting requirement concerning United States ownership of such Non-U.S. Lender Party for which the Borrowers have made a timely request. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Any Lender that is entitled to an exemption from or reduction of withholding tax described in subsection 10.1(a)(i) or (ii) under the law of the jurisdiction in which the applicable Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments to such Lender shall deliver to the Credit Party (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without a deduction or withholding on account of Tax or with a deduction or withholding on account of Tax at a reduced rate. The provision of a Canadian Withholding Tax Exemption Certificate shall not relieve a Credit Party of its obligation to pay additional amounts under Section 10.1(b) hereof.

(iv) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(v) If a payment made to any recipient under any Loan Document would be subject to United States federal withholding tax under FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver, or caused to be delivered, to Agent and Borrower Representative, at the time or times prescribed by law, any documentation under any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code if an applicable election was made) or reasonably requested by Agent or Borrower Representative sufficient for Agent or the Borrowers to comply with their obligations under FATCA and to determine that such Non U.S. Lender has complied with such applicable reporting requirements. Each recipient agrees that if any form or certification previously delivered under this clause expires or becomes obsolete or inaccurate in any respect, it shall update, or cause to be updated to the extent required by law, such form or certification or promptly notify Agent and Borrower Representative in writing of its legal inability to do so.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans or BA Rate Loans, then, on notice thereof by such Lender to the Borrowers through

Agent, the obligation of that Lender to make LIBOR Rate Loans or BA Rate Loans, as applicable, shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan or BA Rate Loan, as the case may be, the applicable Borrowers shall prepay in full all LIBOR Rate Loans or BA Rate Loans, as applicable, of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans or BA Rate Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or BA Rate Loans, as applicable, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans or BA Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as (i) LIBOR Rate Loans shall be instead Base Rate Loans if such Lender is not able to make or maintain LIBOR Rate Loans and (ii) BA Rate Loans shall instead be Canadian Index Rate Loans if such Lender is not able to make or maintain BA Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans or BA Rate Loans, as applicable, if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or BA Rate Loans or of issuing or maintaining any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for (i) any increased costs resulting from taxes to the extent covered by Section 10.1 (and, for the avoidance of doubt, any taxes referred to in subsection 10.1(a)(i), (ii) or (iii)), which shall govern with respect to such costs, and (ii) any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) any change in the interpretation or administration of any Capital Adequacy Regulation by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, as well as all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III shall, in each case, be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each applicable Lender harmless from any loss or expense which such applicable Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan or BA Rate Loans (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan or BA Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan or a BA Rate Loan to a Canadian Index Rate Loan, in either case, on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or BA Rate Loans, as applicable, hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided, that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under subsection 10.3(a), (i) each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded and (ii) each BA Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the BA Rate used in determining the interest rate for such BA Rate Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such BA Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining LIBOR or the BA Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Rate Loan, as applicable, or that LIBOR or the BA Rate applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan or BA Rate Loan, as applicable, does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans or BA Rate Loan, as applicable, hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans or Canadian Index Rate Loans, as applicable.

10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan; provided, the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days following receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error. Any amounts payable as indicated in such certificate shall be payable within 30 days after the receipt of such certificate.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11(e)(iv)
“Agreement”	Preamble
“Borrower” and “Borrowers”	Preamble
“Borrower Group”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Representative”	1.12
“C&W”	Preamble
“CF&I”	Preamble
“Camrose”	Preamble
“Camrose Borrower”	Preamble
“Camrose Pipe”	Preamble
“Camrose Sublimit”	1.1(b)(i)
“Claymont”	Preamble
“EICA”	Preamble
“EICA Borrower”	Preamble
“EINA”	Preamble
“EINA Borrower”	Preamble
“Eligible Accounts”	1.13
“Eligible Inventory”	1.14
“Eurocurrency liabilities”	10.6

“Event of Default”	7.1
“Fee Letter”	1.9(a)
“GE Capital”	Preamble
“Increased Amount Date”	1.15
“Incremental Increase”	1.15
“Incremental Increase Lender”	1.15
“Indemnified Matters”	9.6(a)
“Indemnitees”	9.6(a)
“Intercompany Notes”	5.4(b)
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)(i)
“L/C Reimbursement Date”	1.1(c)(v)
“L/C Request”	1.1(c)(ii)
“L/C Sublimit”	1.1(c)(i)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)(i)
“MNPI”	9.10(a)
“New CF&I”	Preamble
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.30
“OSM Distribution”	Preamble
“OSM Processing”	Preamble
“Other Lender”	1.11(e)(i)
“Other Taxes”	10.1(c)
“Overadvance”	1.1(b)(iv)
“Permitted Liens”	5.1
“Proposed Action”	8.13(c)
“Ratable Share”	1.1(b)
“Register”	1.4(b)
“Replacement Lender”	9.22
“Restricted Payments”	5.11
“Revolving Loan Commitment”	1.1(b)(i)
“Revolving Loan”	1.1(b)(i)
“Sale”	9.9(b)
“SDN List”	3.30
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(d)(ii)
“Swing Loan”	1.1(d)(i)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Terrorist Lists”	3.30
“Unused Commitment Fee”	1.9(b)
“Yield Differential”	1.15

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC or PPSA, as applicable) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower or other Credit Party or (c) a merger or consolidation or any other combination with another Person.

“Additional Borrower” means a direct or indirect Wholly-Owned Subsidiary of Parent designated in writing to Agent; provided, that:

(a) Agent and Required Lenders shall have approved such proposed Additional Borrower as a “Borrower” in writing;

(b) the other Borrowers and the proposed Additional Borrower have complied with subsection 4.13(b) with respect to the proposed Additional Borrower and otherwise delivered all other customary joinder documentation (including, but not limited to, amendments to any applicable Loan Documents), opinions, officer’s certificates, third party documents and evidence of perfection of all Liens as may be reasonably required by Agent and substantially in the same form and substance as those delivered by the other Borrowers to Agent hereunder on the Closing Date;

(c) Agent shall have completed, with results reasonably satisfactory to Agent, customary due diligence on the proposed Additional Borrower and its Subsidiaries, including without limitation, collateral appraisals, audits and other customary financial and legal due diligence; and

(d) the proposed Additional Borrower shall be incorporated under the laws of the United States or any state thereof or Canada or a province or territory thereof.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock

(either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $610,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a) commencing on the Closing Date, with respect to Revolving Loans and Swing Loans: (x) if a Base Rate Loan or a Canadian Index Rate Loan, three quarters of one percent (0.75%) per annum and (y) if a LIBOR Rate Loan or a BA Rate Loan, one and three quarters percent (1.75%) per annum; and

(b) beginning on July 1, 2012, the Applicable Margin shall equal the applicable LIBOR margin, Base Rate margin, BA Rate margin or Canadian Index Rate margin in effect from time to time determined as set forth below based upon the applicable Availability then in effect pursuant to the appropriate column under the table below:

Revolving Loans and Swing Loans
Availability	LIBOR Margin/BA Rate Margin	Base Rate Margin/Canadian Index Rate Margin
Greater than $433,000,000	1.50%	0.50%
Greater than $216,000,000, but less than or equal to $433,000,000	1.75%	0.75%
Less than or equal to $216,000,000	2.00%	1.00%

The Applicable Margin shall be adjusted from time to time as of the first Business Day of each Fiscal Quarter based on the average Availability of all of the Borrowers with respect to the immediately preceding Fiscal Quarter. If an Event of Default is continuing at the time that a reduction in Applicable Margins is to be implemented, that reduction will be deferred until the first Business Day of the first month commencing after the cure or waiver thereof.

“Applicable Unused Fee Margin” means:

(a) commencing on the Closing Date, one-half of one percent (0.50%); and

(b) beginning on April 1, 2012, the Applicable Unused Fee Margin in effect from time to time determined as set forth below based on the applicable Revolver Utilization then in effect pursuant to the table below:

Revolver Utilization	Applicable Unused Fee Margin
Less than 50%	0.50%
Greater than or equal to 50%	0.375%

Commencing April 1, 2012, the Applicable Unused Fee Margin shall be adjusted quarterly as of the first Business Day of each Fiscal Quarter based on the Revolver Utilization of all of the Borrower Groups with respect to the average daily Loan balances and Letter of Credit Obligations of the immediately preceding Fiscal Quarter. If an Event of Default is continuing at the time that a reduction in the Applicable Unused Fee Margin is to be implemented, that reduction will be deferred until the first Business Day of the first month commencing after the cure or waiver thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, in substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination:

(a) for any Borrower Group, the amount by which (i) the Maximum Revolving Loan Balance of such Borrower Group (taking in account, with respect to the Camrose Borrowers, the Camrose Sublimit then in effect) at such time exceeds (ii) the principal amount of all Revolving Loans outstanding to such Borrower Group at such time; and

(b) for all Borrowers, collectively, the lesser of:

(i) (A) the sum of (I) the aggregate Borrowing Base of the EINA Borrowers at such time, plus (II) the aggregate Borrowing Base of the EICA Borrowers at such time, plus (III) the aggregate Borrowing Base of the Camrose Borrowers at such time less (B) the sum of (I) all Reserves then imposed by Agent or Co-Collateral Agent, as the case may be, in its respective Permitted Discretion with respect to all Borrower Groups, plus (II) the aggregate principal amount of outstanding Loans of all of the Borrowers at such time, plus (III) the aggregate amount of outstanding Letter of Credit Obligations of all of the Borrowers at such time, plus (IV) the Availability Block with respect to both of the EINA Borrowers and the EICA Borrowers at such time; provided, however, that at no time shall the aggregate amount under this clause (IV) exceed ten (10%) of the Aggregate Revolving Loan Commitment then in effect; or

(ii) (A) the Aggregate Revolving Loan Commitment then in effect less (B) the sum of (I) all Reserves then imposed by Agent or Co-Collateral Agent, as the case may be, in its respective Permitted Discretion with respect to all Borrower Groups, plus (II) the aggregate principal amount of outstanding Loans of all of the Borrowers at such time, plus (III) the aggregate amount of outstanding Letter of Credit Obligations of all of the Borrowers at such time plus (IV) ten (10%) of the Aggregate Revolving Loan Commitment then in effect.

“Availability Block” means, as of any date of determination, (a) with respect to the EINA Borrowers, the greater of (i) $25,000,000 or (ii) ten percent (10%) of the sum of (x) the aggregate Borrowing Base of the EINA Borrowers plus (y) the aggregate Borrowing Base of the Camrose Borrowers and (b) with respect to the EICA Borrowers, the greater of (i) $25,000,000 or (ii) ten percent (10%) of the aggregate Borrowing Base of the EICA Borrowers.

“BA Rate” means, in respect of any Interest Period applicable to a BA Rate Loan, the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen Page CDOR (displaying Canadian interbank bid rates for Canadian Dollars bankers’ acceptances), or such other Page as may replace such Page on such Screen on the purpose of displaying Canadian interbank bid rates for bankers’ acceptances, applicable to bankers’ acceptances for the applicable Interest Period term comparable as of 10:00 a.m. (Toronto time) on the first Business Day of such Interest Period. If for any reason the Reuters Monitor Screen rates are unavailable, the BA Rate shall mean the rate of interest determined by Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Interest Period. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“BA Rate Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based on the BA Rate.

“Bank Products” means, collectively, any of the following products or services extended to any Credit Party: cash management services, including automatic clearinghouse, controlled disbursement, depository, electronic fund transfer, credit card services, e-payables, merchant card services, information reporting, lockbox, overdraft, stop payment and/or wire transfer services.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal (or, if not published by the Wall Street Journal on such day, another national publication selected by Agent) as the U.S. “Prime Rate”, (b) the sum of the Federal Funds Rate plus 0.5% per annum and (c) the sum of (x) one-month LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each case, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan in Dollars that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower Group Commitment Cap” means:

(a) with respect to the EINA Borrowers, on the Closing Date and until adjusted as set forth below, $330,000,000;

(b) with respect to the EICA Borrowers, on the Closing Date and until adjusted as set forth below, $255,000,000; and

(c) with respect to the Camrose Borrowers, on the Closing Date and until adjusted as set forth below, $25,000,000.

Each Borrower Group Commitment Cap may be adjusted by the Borrower Representative from time to time as of the first (1st) Business Day of any month, as long as (i) the Borrower Representative provides Agent at least five (5) Business Days prior written notice of any such adjustment and (ii) after giving effect to any such adjustment (A) the sum of the Borrower Group Commitment Caps of all Borrower Groups shall equal the Aggregate Revolving Loan Commitment then in effect and (B) the Borrower Group Commitment Cap of each Borrower Group must at all times exceed the sum of the principal amount of all Loans and Letter of Credit Obligation outstanding to such Borrower Group at such time.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, with respect to any Borrower Group, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) 85% of the book value of Eligible Accounts of the Borrowers in such Borrower Group at such time;

(b) in the case of each Borrower Group (i) the lesser of (A) 75% of the book value of Eligible Inventory of the Borrowers in such Borrower Group at such time valued at the lower of average cost or market on a first-in, first-out basis or (B) 85% of the book value of Eligible Inventory of the Borrowers in such Borrower Group at such time valued at the lower of average cost or market on a first-in, first-out basis multiplied by the NOLV Factor plus, in the case of the EINA Borrowers only, (ii) the lesser of (A) 75% of the book value of Eligible In-Transit Inventory of the EINA Borrowers valued at the lower of average cost or market on a first-in, first-out basis or (B) 85% of the book value of Eligible In-Transit Inventory of the EINA Borrowers multiplied by the NOLV Factor; provided, however, that with regard to the amounts included in the Borrowing Base of any applicable Borrower Group under this clause (b) (x) at no time shall the amount exceed 65% of the aggregate Borrowing Base of such Borrower Group at such time and (y) at no time shall the amount included in the Borrowing Base of the EINA Borrowers with respect to Eligible In-Transit Inventory exceed $55,000,000;

in each case, less Reserves established by Agent or Co-Collateral Agent, as the case may be, with respect to such Borrower Group at such time in its respective Permitted Discretion.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of the applicable Borrower Group, in a form reasonably satisfactory to Agent, duly completed as of each date required pursuant to subsection 4.2(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to close in New York, New York or Toronto, Canada and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Canadian Benefit Plans” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Credit Party has any liability with respect to any employee or former employee, in each case as the same may be governed by or subject to the laws of Canada but excluding any Canadian Pension Plans.

“Canadian Dollars” and “CDN$” each mean lawful money of Canada.

“Canadian Index Rate” means, for any day, a rate per annum equal to the highest of (a) the most recent annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent), and (b) the BA Rate in respect of an Interest Period of thirty (30) days plus 1.00% per annum. Any change in any interest rate provided for in this Agreement based upon the Canadian Index Rate shall take effect at the time of such change in the Canadian Index Rate. No adjustments shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.

“Canadian Index Rate Loan” means a Loan denominated in Canadian Dollars that bears interest based on the Canadian Index Rate.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party for its employees or former employees, in each case as the same may be governed by or subject to the laws of Canada but excluding the Canada Pension Plan and the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period for the acquisition, leasing, construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States or Canadian federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state, province or territory thereof or any political subdivision of any such state, province or territory or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or under the laws of Canada or a province of Canada, (d) any Canadian Dollar or US Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada, (B) in the case of US commercial banks, “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in U.S. and Canadian banking regulations) in excess of $250,000,000 and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) or (d) above with maturities as set forth in the proviso below or otherwise is an AAA-rated fund, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change of Control” means any event or series of events as a result of which:

(a) Parent at any time ceases to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 100% of the Stock of EINA, EICA or any of its other Subsidiaries to which, at such time, Parent Subordinated Indebtedness is owed;

(b) EINA, EICA or Camrose at any time ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of that percentage of the Stock of each other Borrower beneficially owned by EINA, EICA or Camrose on the Closing Date (or EINA or EICA otherwise ceases to have control (as defined in the second sentence of the defined term “Affiliate”) over any other EINA Borrower, Camrose Borrower or EICA Borrower, as applicable, for any other reason whatsoever), other than as permitted by Section 5.3; or

(c) any Person or two or more Persons acting in concert (other than the Permitted Evraz Holder) shall have acquired beneficial ownership of Stock of Parent entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing more than 50% of the combined voting power of such securities.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means December 23, 2011.

“Co-Collateral Agent” means Bank of America, N.A., in its capacity as co-collateral agent hereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent in connection with this Agreement or the other Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgement agreement of any lessor, warehouseman, processor, consignee, freight forwarder, charter party or other Person in possession of, having a Lien upon or having rights or interests in the Collateral, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Guarantee Agreement, the Security Agreement, each Control Agreement, each Collateral Access

Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, PPSA or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage equivalent of such Lender’s Revolving Loan Commitment, divided by the Aggregate Revolving Loan Commitment then in effect (or, in the event the Commitments are terminated at such time, the Loans then outstanding to such Lender divided by the aggregate Loans then outstanding to all Lenders).

“Commodities Hedging Contracts” means all hedging contracts of the Borrowers under commodity options, commodities futures contracts or similar agreements related to metals and fuels.

“Compliance Certificate” means a certificate delivered pursuant to subsection 4.2(b) in a form substantially identical to the form in Exhibit 4.2(b).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts or Commodities Hedging Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC or the applicable provisions of the PPSA and applicable Canadian securities transfer legislation.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan, a LIBOR Rate Loan to a Base Rate Loan, a Canadian Index Rate Loan to a BA Rate Loan or a BA Rate Loan to a Canadian Index Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“CRA” Canada Revenue Agency and any successor thereto.

“Credit Parties” means each Borrower and each other Person (i) which executes a guaranty of the Obligations and (ii) which grants a Lien on that portion of its assets as is consistent with the Collateral Documents to secure payment of the Obligations.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designs” means all of the following now owned or hereafter acquired by any Credit Party: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Design Office or in any similar office or agency in any other country or any political subdivision thereof and (b) all reissues, extensions or renewals thereof.

“Disposition” means (a) the sale, lease (as lessor), conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(g) and 5.2(h) and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any such Subsidiary of a Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of a Credit Party other than a Foreign Subsidiary or a Foreign Corporation.

“EBITDA” means, with respect to any Person for any period, as determined in accordance with GAAP (a) the net income of such Person and its Subsidiaries for such period, plus (b) the sum of, in each case to the extent included in the calculation of such net income but without duplication, (i) any provision for United States or Canadian federal income taxes or other taxes measured by net income, (ii) interest expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization and expenses related to the consummation of the initial Loans and Issuance of Letters of Credit on the Closing Date and the payment of all fees, costs and expenses associated with the foregoing), (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Disposition of Property (other than Accounts and Inventory) outside the Ordinary Course of Business and (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts and Inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, minus (c) the sum of, in each case to the extent included in the calculation of such net income and without duplication, (i) any credit for United States or Canadian federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Disposition of Property (other than Accounts and Inventory) outside of the Ordinary Course of Business by such Person or its Subsidiaries, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent and (vi) any other cash payment in respect of expenditures, charges and losses that have been added to EBITDA of such Person or its Subsidiaries pursuant to clause (b)(vi) above in any prior period.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent acting reasonably.

“Eligible In-Transit Inventory” means Inventory owned by the EINA Borrowers that otherwise satisfies the criteria for Eligible Inventory set forth herein (other than to the extent such Inventory is or may become, subject to satisfaction of the other conditions set forth in this definition, subject to a Permitted Lien arising under subsection 5.1(n)) but is located outside of the United States or Canada (and in international waters) and which is in transit to either the premises of a freight forwarder in the United States or the premises of an EINA Borrower in the United States which is either owned and controlled by such EINA Borrower or leased by such EINA Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such freight forwarder or the lessor of such leased premises, as the case may be); provided:

(a) such Inventory has been purchased by an EINA Borrower pursuant to an English language purchase and sale contract reasonably satisfactory to Agent (including, without limitation, containing “FOB port of loading” or “C&F port of discharge” terms, representations and warranties, indemnities, governing law and arbitration provisions reasonably satisfactory to Agent), and which contracts may not be amended in any material respect without the prior written consent of Agent, with respect to which Agent has a valid perfected, first priority Lien upon such Inventory and all documents of title with respect thereto;

(b) such Inventory is the subject of a negotiable bill of lading (i) in which Agent is named as the consignee (either directly or by means of endorsements), (ii) that was issued by the carrier respecting such Inventory that is subject to such bill of lading and (iii) that all such bills of lading are in the possession of Agent or the freight forwarder (or, in the case of Inventory purchased with and subject to a Letter of Credit Issued hereunder, in the possession of the L/C Issuer) handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such freight forwarder;

(c) such EINA Borrower has title to such Inventory and Agent shall have received such evidence thereof as it may from time to time require;

(d) Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the freight forwarder located in the United States handling the importing, shipping and delivery of such Inventory;

(e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to Agent in its Permitted Discretion, and Agent shall have received a copy of the policy and certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to Agent;

(f) Agent shall have received (i) a certificate duly executed and delivered by Borrower Representative certifying to Agent that such Inventory meets all of conditions for “Eligible In-Transit Inventory” hereunder and that the shipment as evidenced by the documents conforms to the related order documents, (ii) copies of the bill of lading, purchase contract, invoice, packing slip, certificate of origin and manifest with respect thereto, (iii) accurate and complete information as to customs, tariffs and other charges that will be charged or levied against such Inventory upon entry into the United States;

(g) such Inventory shall not have been in transit for more than thirty-five (35) days; and

(h) such Inventory shall not be subject to a third party agreement (such as a charter party) unless such agreement is in form and substance satisfactory to Agent.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC or PPSA, as applicable, now owned or hereafter acquired by any Credit Party, wherever located.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from Agent converting the first currency into the second currency at approximately 12:00 noon (New York time) on such day in accordance with Agent’s customary practice for commercial loans being administered by it.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA, unless the 30-day notice requirement has been duly waived under the applicable regulations; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, other than a failure that is timely and properly corrected under the Internal Revenue Service Employee Plans Compliance Resolution System, Revenue Procedure 2008-50; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by EINA or EICA to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Subsidiary of EINA or EICA to EINA or EICA or another Subsidiary of EINA or EICA who is a Credit Party hereunder constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by EINA or EICA to Parent or any of its Subsidiaries (other than EINA, EICA or their respective Subsidiaries) and (d) Stock or Stock Equivalents by a Foreign Subsidiary of its Stock or Stock Equivalents to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

“Excluded Subsidiaries” means (i) Union Ditch & Water Co., Fremont County Irrigating Ditch Co. and Oregon Feralloy Partners and (ii) any Subsidiary that Agent and Borrower Representative shall hereafter agree shall not be required to guarantee any Obligation.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and listed on Schedule 1.1(c)(viii) hereto.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal

Reserve Bank of New York on the Business Day next succeeding such day; provided, that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person and its Subsidiaries for such period minus Capital Expenditures of such Person and its Subsidiaries for such period minus the total liability for United States and/or Canadian, as applicable, federal income taxes and other taxes measured by net income actually paid or payable by such Person and its Subsidiaries in respect of such period to (b) the Fixed Charges of such Person and its Subsidiaries for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) the interest expense of such Person and its Subsidiaries for such period, (b) the principal amount of Indebtedness of such Person and its Subsidiaries having a scheduled due date during such period and (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Foreign Corporation” means (i) a “controlled foreign corporation” under section 957 of the Code with respect to which an EINA Borrower is a “U.S. Shareholder” (as defined in section 951 of the Code) and (ii) any direct or indirect Subsidiary of an EINA Borrower if such Subsidiary is a Person that is treated for U.S. federal income tax purposes as an entity disregarded as separate from its owner and substantially all of the assets of such Subsidiary consist of any entity or entities described in clause (i) above.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized outside of the United States or Canada.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or, at the election of the Borrower Representative effective as of the end of a Fiscal Quarter and notified to Agent, IFRS; provided, the Borrower Representative may only make one such election during the term of this Agreement, in each case, which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“GECM” means GE Capital Markets, Inc.

“GECMCA” means GE Capital Markets (Canada) Ltd.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Agreement” means, individually and collectively, as applicable, (a) that certain Guarantee Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the EICA Borrowers and each of their respective Subsidiaries (other than any Excluded Subsidiary) in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time and (b) that certain Guarantee Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Camrose Borrowers and each of their respective Subsidiaries (other than any Excluded Subsidiary) in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the EINA Borrowers and each of their respective Subsidiaries (except the Camrose Borrowers and their Subsidiaries, the Excluded Subsidiaries and any Foreign Corporation) in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)) or other Environmental Laws, any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)) or other Environmental Laws, any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impacted Lender” means any Lender that fails to provide Agent, within two (2) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money of such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product of such Person; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 91 days after the final scheduled installment payment date for the Loans, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including Accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations of such Person described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Insolvency Laws” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and the Bankruptcy Code, each as now and hereafter in effect, any successors to such statutes and any other similar United States federal, Canadian federal, state, provincial, territorial or foreign law.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in clauses (a) and (b) above, undertaken under any Insolvency Laws.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Designs, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercompany Loan Agreements” means, collectively, (i) the $320,000,000 Amended and Restated Loan Agreement A amended and restated as of the Closing Date, between Mastercroft Finance Ltd. (“Mastercroft”) and EINA (“Loan Agreement A”) with a maturity date of August 14, 2017; (ii) the $295,000,000 Amended and Restated Loan Agreement B amended and restated as of the Closing Date, between Mastercroft and EINA (“Loan Agreement B”) with a maturity date of August 14, 2018; (iii) the $360,000,000 Amended and Restated Loan Agreement C amended and restated as of the Closing Date, between Mastercroft and EINA (“Loan Agreement C”) with a maturity date of August 14, 2019; (iv) the $370,000,000 Amended and Restated Loan Agreement D amended and restated as of the Closing Date, between Mastercroft and EINA (“Loan Agreement D”) with a maturity date of August 14, 2020; (v) the $260,530,000 Amended and Restated Loan Agreement E amended and restated as of the Closing Date, between Evraz Group S.A. and EINA (“Loan Agreement E”, and together with Loan Agreement A, Loan Agreement B, Loan Agreement C and Loan Agreement D, the “Mastercroft Loan Agreements”) with a maturity date of August 14, 2017; (vi) the CDN$270,183,219 Second Amended and Restated Promissory Note dated as of the Closing Date between Evraz Group S.A. and EICA (“CDN Loan Agreement A”), (vii) the $699,999,965 Amended and Restated Loan Agreement dated as of the Closing Date between Evraz Group S.A. and EICA (“CDN Loan Agreement B”); (viii) CDN$60,000,000 Promissory Note dated as of July 25, 2011 between Camrose and EICA (“CDN Loan Agreement C”), (ix) the Parent Subordinated Indebtedness Side Letters and (x) all notes, security agreements, guaranty agreements and other certificates, writings, documents, agreements and instruments executed in connection with or pursuant to any of the foregoing.

“Interest Payment Date” means (a) with respect to any LIBOR Rate Loan or BA Rate Loan, (x) the last day of each Interest Period applicable to such Loan and (y) at the end of the first three (3) months in the case of a six (6) month Interest Period and (b) with respect to Base Rate Loans and Canadian Index Rate Loans (including Swing Loans) the first Business Day of each month. For purposes of clarity, with respect to any Base Rate Loans and/or Canadian Index Rate Loans made on the Closing Date, the first “Interest Payment Date” with respect thereto shall be February 1, 2012.

“Interest Period” means, with respect to any LIBOR Rate Loan or BA Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan or Canadian Index Rate Loan, as the case may be, is converted to a LIBOR Rate Loan or BA Rate Loan, as applicable, and ending on the date one, two, three or six months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan or BA Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan or BA Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC or PPSA, as applicable) of the Credit Parties, including, but not limited to, all merchandise, scrap, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“ITA” means the Income Tax Act (Canada).

“L/C Issuer” means (a) any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder and (b) any of Bank of America, N.A., UBS AG, Stamford Branch or any respective Affiliate thereof.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

“Letter of Credit” means a documentary or a standby letter of credit issued for the account of a Borrower by an L/C Issuer, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) all Indebtedness of such Person and its Subsidiaries outstanding as of such date to (b) EBITDA of such Person and its Subsidiaries for the applicable period.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for such Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan in Dollars that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC, PPSA or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article I, and, subject to the terms hereof, may be a Base Rate Loan, LIBOR Rate Loan, Canadian Index Rate Loan or BA Rate Loan.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (including, without limitation, the Parent Subordinated Indebtedness Side Letters). For the avoidance of doubt, Secured Rate Contracts, Secured Commodities Hedging Contracts and the agreements evidencing Secured Bank Products are not “Loan Documents”.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

“Master Agreement for Standby Letters of Credit” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among the Borrowers, as Applicants, and GE Capital.

“Master Agreement for Documentary Letters of Credit” means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among the Borrowers, as Applicants, and GE Capital.

“Material Adverse Effect” means: (a) with respect to the EINA Borrowers and their Subsidiaries (i) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the EINA Borrowers and respective Subsidiaries taken as a whole; (ii) a material impairment of the ability of any EINA Borrower or any of its respective Subsidiaries to perform in any material respect its obligations under any Loan Document; or (iii) a material adverse effect upon (x) the legality, validity, binding effect or enforceability of any Loan Document with respect to any EINA Borrower or any of its respective Subsidiaries or (y) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents by the EINA Borrowers or any of their Subsidiaries and (b) with respect to the EICA Borrowers and their Subsidiaries (i) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the EICA Borrowers and their Subsidiaries taken as a whole; (ii) a material impairment of the ability of any EICA Borrower or any of its respective Subsidiaries to perform in any material respect its obligations under any Loan Document; or (iii) a material adverse effect upon (x) the legality, validity, binding effect or enforceability of any Loan Document with respect to any EICA Borrower or any of its respective Subsidiaries or (y) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents by the EICA Borrowers or any of their Subsidiaries.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent and Co-Collateral Agent by an appraiser reasonably acceptable to Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs (including any tax payable in connection with the transfer of the proceeds of the Disposition from the Person making the Disposition to the relevant Credit Party) relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied or to be applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments (including any tax payable in connection with the transfer of such payments from the Person making the collection to the relevant Credit Party) and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the value of Inventory per the perpetual report, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Funding Lender” means (a) any Lender that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) any Lender that has given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) any Lender that has failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute or (d) any Person that directly or indirectly controls a Lender has (i) become subject to a voluntary or involuntary case under any Insolvency Law or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents or otherwise become a Non-Funding Lender.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(b) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, counterparty to a Secured Commodities Hedging Contract or providing Secured Bank Products, that arises under any Loan Document, any Secured Rate Contract, any Secured Commodities Hedging Contract or any Secured Bank Product, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Parent” means Evraz Plc, a company organized under the laws of the United Kingdom.

“Parent Investment” means, at any time and from time to time, any Investment in Parent or any Subsidiary of Parent by, the incurrence or payment of Parent Subordinated Indebtedness by, or Restricted Payment to Parent or any Subsidiary of Parent by, EINA, EICA or any Parent Material Subsidiary; provided, notwithstanding the foregoing, the term “Parent Investment,” shall not include any transfer (of any kind or nature whatsoever and whether constituting a Lien, a Disposition or otherwise) of any Collateral to Parent or any Subsidiary of Parent which is otherwise prohibited by this Agreement or the Collateral Documents.

“Parent Material Subsidiary” means any Subsidiary of EINA or EICA whose (x) total consolidated assets represent not less than 10% of the total consolidated assets of Parent; or (y) gross consolidated revenues represent not less than 10% of the gross consolidated revenues of Parent, in each case, as determined by reference to the most recent annual or interim consolidated financial statements of Parent prepared in accordance with IFRS.

“Parent Subordinated Indebtedness” means the Indebtedness owing by EINA and EICA to Parent or its Subsidiaries (other than to EINA, EICA and their respective Subsidiaries (other than Camrose)) evidenced by the Intercompany Loan Agreements, together with additional Indebtedness incurred by EINA or EICA to Parent or its Subsidiaries (other than to EINA, EICA and their respective Subsidiaries (other than Camrose)) after the Closing Date pursuant to an intercompany loan agreement either (x) substantially in the form of Exhibit 11.1(e) or (y) in a form substantially similar to one of the Intercompany Loan Agreements existing on the Closing Date, as the case may be, and on economic terms (taking into account then prevailing market rates of interest and any redenomination of the currency of such Indebtedness from Canadian Dollars to Dollars or vice versa, as the case may be), in each case, substantially identical to such Indebtedness.

“Parent Subordinated Indebtedness Side Letters” means (i) that certain side letter agreement dated as of the Closing Date between Mastercroft and EINA relating to the Mastercroft Loan Agreements; (ii) that certain side letter agreement dated as of the Closing Date between Evraz Group S.A. and EINA relating to Loan Agreement E, (iii) that certain side letter agreement dated as of the Closing Date among Evraz Group S.A., EICA and Agent with respect to CDN Loan Agreement A and CDN Loan Agreement B, (iv) that certain side letter agreement dated as of the Closing date among Camrose, EICA and Agent with respect to CDN Loan Agreement C and (v) any other side letter agreement executed from time to time with respect to Parent Subordinated Indebtedness containing substantially identical terms and containing provisions for subordination consistent with the Parent Subordinated Indebtedness Side Letters in existence on the Closing Date.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other similar Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party of all or substantially all of the assets of a Target, which assets are substantially located in the United States, Canada or any Permitted Foreign Jurisdiction or (ii) a Credit Party of 100% of the Stock and Stock Equivalents of a Target that is organized under the laws of any State in the United States or the District of Columbia, Canada or any province or territory thereof or any Permitted Foreign Jurisdiction, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b) the Borrower Representative (x) shall have notified Agent and Lenders of such proposed Acquisition at least five (5) days prior to the final closing thereof, in the case of any such proposed Acquisition involving consideration less than $25,000,000, and furnished to Agent and Lenders, at least five (5) days prior to the final closing thereof, an executed acquisition agreement (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may reasonably request and (y) shall have notified Agent and Lenders of any such proposed Acquisition at least fifteen (15) days prior to the final closing thereof in the case of all other Acquisitions and furnished to Agent and Lenders at least fifteen (15) days prior to the final closing thereof (1) any executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) at the request of Agent, pro forma financial statements of EINA or EICA, as applicable, and its Subsidiaries after giving effect to the consummation of such Acquisition and (3) copies of such other agreements, instruments and other documents as Agent reasonably shall request;

(c) the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents as may be required by Section 4.13;

(d) such Acquisition shall have been approved by the board of directors (or other similar body) and/or, if required by applicable Requirements of Law or the applicable Organization Documents of the Target, the requisite stockholders or other equity holders of the Target;

(e) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f) average daily Availability of all of the Borrowers shall be not less than $100,000,000 for the sixty (60) day period preceding such Acquisition, on a pro forma basis, after giving effect to such Acquisition; and

(g) the total consideration paid or payable (including without limitation, all transaction costs and the maximum amount of all deferred payments) for all Acquisitions consummated during the term of this Agreement shall not exceed (x) $250,000,000 in the aggregate and (y) $50,000,000 in the aggregate for all such Acquisitions in Permitted Foreign Jurisdictions.

Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory until a field examination and an Inventory appraisal with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s or Co-Collateral Agent’s respective Permitted Discretion; provided, that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals set forth herein (including such limitations with respect to which expense reimbursement may be sought).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment and shall include Reserves implemented, and adjustments to advance rates made, following any disposition to Parent and its Subsidiaries under subsection 5.2(g)(iv) hereof of plant, property and/or equipment material to any individual Credit Party, with respect to the Collateral located at, associated with or otherwise related to the assets the subject of such disposition (in any case, notwithstanding any Collateral Access Agreements delivered under subsection 4.12(i) with respect thereto).

“Permitted Evraz Holder” means any and all of (i) Lanebrook Limited, (ii) any direct or indirect beneficial owner of the Stock of Lanebrook Limited as of the Closing Date; (iii) the legal representatives of any of the foregoing and the trustees of bona fide trusts of which the foregoing are the only beneficiaries or (iv) any Subsidiary of any of the foregoing parties.

“Permitted Foreign Jurisdiction” means any jurisdiction located in Central America or South America.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c), 5.5(d) or 5.5(k) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Unsecured Debt” means unsecured Indebtedness incurred directly or indirectly by one or more Credit Parties and/or their respective Subsidiaries, as long as (i) at the time of the incurrence thereof, no Default or Event of Default then exists or would be caused thereby; (ii) all terms relating to the overall yield to the holders of such Indebtedness such as interest, original issue discount or any similar fee (but excluding any warrants for common stock of any of the issuing Credit Parties or Subsidiaries) shall be at prevailing market rates; provided, that such yield shall not exceed fourteen percent (14%) per annum cash pay plus three percent (3%) per annum payment in kind in the aggregate; (iii) the final scheduled maturity date of such Indebtedness shall be at least six (6) months following the date set forth in clause (a) of the definition of “Revolving Termination Date”; (iv) no sinking fund or scheduled principal payments of any kind shall be due with respect to such Indebtedness prior to its stated maturity date; (v) no mandatory prepayments of any kind shall be due except (x) pursuant to customary change of control provisions or (y) upon a sale of assets, the proceeds of which are not re-invested in assets as customarily permitted according to prevailing market standards for unsecured Indebtedness issued in the U.S. capital or syndicated loan markets for issuers or borrowers of comparable credit quality at the relevant time or used to pay (or offered to creditors in repayment of) senior Indebtedness of EINA, EICA or their respective Subsidiaries; (vi) unless otherwise expressly permitted by this definition, at the time of the incurrence of such Indebtedness the terms and provisions of the documents, instruments and agreements evidencing such Indebtedness taken as a whole shall be in line with prevailing market standards for unsecured Indebtedness issued in the U.S. capital or syndicated loan markets for issuers or borrowers of comparable credit quality at the relevant time and such terms and provisions, taken as a whole, shall not be materially more restrictive than the terms and provisions of this Agreement and the other Loan Documents taken as a whole, unless otherwise agreed to in writing by Agent in its Permitted Discretion; (vii) the documents, agreements and instruments evidencing such Indebtedness shall not contain (a) any financial covenants or financial maintenance tests or ratios (it being understood that incurrence covenants included in a customary indenture for a high yield bond offering shall not be considered financial covenants) or (b) any cross-default based on a Default or Event of Default under this Agreement other than an Event of Default under subsection 7.1(a) of this Agreement and any Event of Default which results in Indebtedness under this Agreement being declared due and payable prior to scheduled maturity; (viii) the net proceeds from the issuance of such Indebtedness received by the Credit Parties shall be used by the Credit Parties and their respective Subsidiaries solely to repay the Parent Subordinated Indebtedness; (ix) the Borrower Representative shall have delivered to Agent at least five (5) days prior to the incurrence of such Indebtedness (a) a certificate of a Responsible Officer of the Borrower Representative demonstrating (and containing reasonably detailed calculations, as necessary) that after giving effect to the incurrence of such Indebtedness and the repayment of the Parent Subordinated Indebtedness with the proceeds thereof, in each case, on a pro forma basis, (x) the Fixed Charge Coverage Ratio of (I) the EINA Borrowers and

their respective Subsidiaries, with respect to any such incurrence by the EINA Borrowers and/or the Camrose Borrowers, (II) the EICA Borrowers and their respective Subsidiaries, with respect to any such incurrence by the EICA Borrowers, or (III) the EINA Borrowers and their respective Subsidiaries and the EICA Borrowers and their respective Subsidiaries (in the case of this clause (III) on a combined basis), with respect to any such incurrence by (A) the EINA Borrowers and/or the Camrose Borrowers and (B) the EICA Borrowers, shall not be less than 1.25:1.00 for the most recently ended twelve month period prior to the incurrence of such Indebtedness and (y) the Leverage Ratio of (I) the EINA Borrowers and their respective Subsidiaries, with respect to any such incurrence by the EINA Borrowers and/or the Camrose Borrowers, (II) the EICA Borrowers and their respective Subsidiaries, with respect to any such incurrence by the EICA Borrowers, or (III) the EINA Borrowers and their respective Subsidiaries and the EICA Borrowers and their respective Subsidiaries (in the case of this clause (III) on a combined basis), with respect to any such incurrence by (A) the EINA Borrowers and/or the Camrose Borrowers and (B) the EICA Borrowers, shall not be greater than 6.00:1.00 for the most recently ended twelve month period prior to the incurrence of such Indebtedness and (b) drafts of the documents, agreements and instruments proposed to be executed or delivered in connection with the incurrence of such Permitted Unsecured Debt (with any final versions of such documents, agreements and instruments to be delivered by Borrower Representative to Agent within three (3) Business Days after the date of the incurrence of such Indebtedness).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of Agent’s Lien in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Agent’s Liens (or interests similar thereto under applicable law) against all or part of the Collateral, including, without limitation, for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations, pension deficits, Wage Earner Protection Program Act (Canada) obligations and overdue rents.

“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.

“Prior Lenders” means General Electric Capital Corporation, as “Agent”, pursuant to that certain (i) Credit Agreement, dated December 18, 2009, among Agent, the EINA Borrowers, the “Credit Parties” party thereto from time to time and the “Lenders” party thereto from time to time and (ii) Credit Agreement, dated September 1, 2010, among Agent, the EICA Borrowers, the “Credit Parties” party thereto from time to time and the “Lenders” party thereto from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contract” means a swap agreement (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed, in each case, to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” and/or “Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect or (b) if the Aggregate Revolving Loan Commitment is terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, at any time there is more than one (1) Lender, at least two (2) Lenders shall be necessary to constitute “Required Lenders” and “Required Revolving Lenders”; provided, further, that a Lender and its Affiliates which are also Lenders hereunder shall be deemed one (1) Lender for purposes of this definition.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Borrowing Base of any Borrower Group (a) reserves established by Agent or Co-Collateral Agent from time to time against Eligible

Accounts pursuant to Section 1.13 and Eligible Inventory pursuant to Section 1.14 and (b) such other reserves against Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory or Availability that Agent or Co-Collateral Agent, as the case may be, may, in its respective Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established (i) in respect of Prior Claims (which may be increased from time to time, notwithstanding that a partial Reserve with respect thereto may be implemented on the Closing Date), (ii) in respect of (A) Secured Bank Products consisting of (I) commercial credit cards, (II) e-payables or (III) merchant card services, (B) Secured Rate Contracts and/or (C) Secured Commodities Hedging Contracts, (iii) to ensure the payment of accrued interest expenses or Indebtedness or (iv) following any disposition to Parent and its Subsidiaries under subsection 5.2(g)(iv) hereof of plant, property and/or equipment material to any individual Credit Party, with respect to the Collateral located at, associated with or otherwise related to the assets the subject of such disposition (in any case, notwithstanding any Collateral Access Agreements delivered under subsection 4.12(i) with respect thereto), shall, in each case of clause (i), clause (ii), (iii) and clause (iv) above, be deemed to be an exercise of Agent’s or Co-Collateral Agent’s respective Permitted Discretion, as the case may be.

“Responsible Officer” means the chief executive officer, the president or the chief financial officer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to delivery of financial or other information, the chief financial officer, chief accounting officer, the treasurer or assistant treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolver Utilization” means, with respect to the Applicable Unused Fee Margin for the current Fiscal Quarter as determined by Agent, the result (expressed as a percentage) of (i) the sum of (x) the average daily balance of all Revolving Loans outstanding to either (A) the applicable Borrower Group or (B) all of the Borrowers, as the case may be, plus (y) the average daily balance of all Swing Loans outstanding to either (A) the applicable Borrower Group or (B) all of the Borrowers, as the case may be, plus (z) the average daily amount of Letter of Credit Obligations of either (A) the applicable Borrower Group or (B) all of the Borrowers, as the case may be, in each case, during the immediately preceding Fiscal Quarter, divided by (ii) the average daily balances of the Aggregate Revolving Loan Commitment during such preceding Fiscal Quarter.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who holds Revolving Loans or participations in Swing Loans).

“Revolving Note” means a promissory note of the Borrowers payable to the order of a Lender in substantially the form of Exhibit 11.1(c) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) December 23, 2016; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Secured Bank Product” means a Bank Product between a Borrower and the counterparty thereto, which (i) has been provided or arranged by (x) GE Capital or an Affiliate of GE Capital or (y) a Lender or an Affiliate of a Lender or (ii) Agent has acknowledged in writing constitutes a “Secured Bank Product” hereunder.

“Secured Commodities Hedging Contract” means a Commodities Hedging Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by (x) GE Capital or an Affiliate of GE Capital or (y) a Lender or an Affiliate of a Lender or (ii) Agent has acknowledged in writing constitutes a “Secured Commodities Hedging Contract” hereunder.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by (x) GE Capital or an Affiliate of GE Capital or (y) a Lender or an Affiliate of a Lender or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Security Agreement” means individually and collectively (a) that certain Security Agreement dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the EICA Borrowers and each of their respective Subsidiaries in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time and (b) that certain Security Agreement dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Camrose Borrowers and each of their respective Subsidiaries in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent (including, without limitation, the Parent Subordinated Indebtedness).

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. For certainty, as of the date hereof, Genalta Recycling Inc., a Canada corporation, King Crusher Inc., an Alberta corporation, and Kar-Basher Manitoba Ltd., a Manitoba corporation, each of which is 50% owned by a Wholly-Owned Subsidiary of EICA, are not themselves “Subsidiaries”.

“Supermajority Lenders” means at any time (a) Lenders then holding more than eighty percent (80%) of the sum of the Aggregate Revolving Loan Commitment then in effect or (b) if the Aggregate Revolving Loan Commitment is terminated, Lenders then holding more than eighty percent (80%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, at any time there is more than one (1) Lender, at least two (2) Lenders shall be necessary to constitute “Supermajority Lenders”; provided, further, that a Lender and its Affiliates which are also Lenders hereunder shall be deemed one (1) Lender for purposes of this definition.

“Swingline Commitment” means $65,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrowers payable to the order of the Swingline Lender, in substantially the form of Exhibit 11.1(d) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.

“Swingline Request” has the meaning specified in clause (ii) of subsection 1.1(d).

“Swing Loan” has the meaning specified in clause (i) of subsection 1.1(d).

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trigger Event” means (i)(a)(I) any time Availability for either the EINA Borrowers or the EICA Borrowers is less than the greater of (x) $30,000,000 or (y) ten percent (10%) of the aggregate Borrowing Base of the EINA Borrowers or the EICA Borrowers, as the case may be, or (II) any time Availability of the Camrose Borrowers is less than the greater of (x) $5,000,000 or (y) ten percent (10%) of the aggregate Borrowing Base of the Camrose Borrowers, or (b) (I) any time Availability for either the EINA Borrowers or the EICA Borrowers is less than $35,000,000 for three (3) consecutive days or (II) any time Availability for the Camrose Borrowers is less than $7,500,000 for three (3) consecutive days or (ii) the date of the consummation of a disposition of plant, property and/or equipment material to any individual Credit Party to Parent or its Subsidiaries under subsection 5.2(g)(iv) hereof.

“Trigger Reset Event” means (i) the date, following the occurrence of a Trigger Event under clause (i) of the definition thereof, (A) on which Availability for either the EINA Borrowers or the EICA Borrowers, as the case may be, has been more than $35,000,000 for forty-five (45) consecutive days or (B) on which Availability for the Camrose Borrowers has been more than $7,500,000 for forty-five (45) consecutive days or (ii) the date, following the occurrence of a Trigger Event under clause (ii) of the definition thereof, determined by Agent in its sole discretion.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC or PPSA, as applicable, shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by EINA or EICA shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5 Judgment Currency

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.5 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.5 being hereinafter in this Section 11.5 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in this Section 11.5, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this subsection 11.5(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 11.5 means the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.6 Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.7 Permitted Liens. The inclusion of reference to Permitted Liens in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Lien created by any of the Loan Documents to any Permitted Lien.

11.8 Security Principles. Notwithstanding anything herein or in the other Loan Documents to the contrary, with respect to all Loan Documents, (i) a Foreign Corporation shall not directly or indirectly guarantee an EINA Borrower’s Obligations or the guarantees thereof, (ii) the assets of a Foreign Corporation shall not be pledged to secure, directly or indirectly, an EINA Borrower’s Obligations or the guarantees thereof and (iii) no pledge or guarantee by any other entity shall be required, and no proceeds resulting therefrom shall be used, to the extent such action would result in a controlled foreign corporation (that is a member of a Borrower Group or a Credit Party and for which a Borrower or Credit Party is a “U.S. Shareholder”) holding “United States property” (pursuant to the rules of Section 956(d) of the Code). For the avoidance of doubt, the parties agree that notwithstanding anything herein or in the other Loan Documents to the contrary, with respect to all Loan Documents, a payment (whether money, property or setoff) (x) by (or on behalf of) a Foreign Corporation, (y) resulting from enforcement of a Lien granted by, or in respect of, a Foreign Corporation or (z) by any Credit Party with respect to a Foreign Corporation’s Obligations, shall not be applied to satisfy an EINA Borrower’s Obligations or a guarantee thereof (whether directly or indirectly, including by set-off) and shall not serve as Collateral therefor (including pursuant to Section 8(b) of the Master Agreement for Standby Letters of Credit and Section 8(b) of the Master Agreement for Documentary Letters of Credit).

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

EVRAZ CLAYMONT STEEL, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	51-0309736

COLORADO AND WYOMING RAILWAY COMPANY

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1104758

CF&I STEEL, L.P.

By:	New CF&I, Inc., as its General Partner

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1103440

CAMROSE PIPE CORPORATION

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1035163

OSM DISTRIBUTION, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1271086

OREGON STEEL MILLS PROCESSING, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1270955

NEW CF&I, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1086900

EVRAZ INC. NA CANADA

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

CANADIAN NATIONAL STEEL CORPORATION

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

BORROWER REPRESENTATIVE:

EVRAZ INC. NA, as a Borrower and as Borrower Representative

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	94-0506370

Address for notices for all Credit Parties and Borrower Representative:

200 East Randolph Street
Suite 7800
Chicago, Illinois 60601
Attn: Chief Financial Officer
Facsimile: (312) 533-3610

Address for wire transfers for all EINA Borrowers and Borrower Representative:

Bank: Bank of America NA

Bank Location: New York, NY

Routing No.: 026009593

SWIFT: BOFAUS3NXXX

Account Name: Evraz Inc NA Concentration

Account Number: 8666054660

Address for wire transfers for all EICA Borrowers:

Address for wire transfers in Dollars	Address for wire transfers in Canadian Dollars
Bank: Royal Bank of Canada Bank Location: Regina, SK SWIFT: ROYCCAT2XXX Account Name: Evraz Inc NA Canada West Account Number: 400-170-7 Transit Number: 00008 Bank Number: 0003	Bank: Royal Bank of Canada Bank Location: Regina, SK SWIFT: ROYCCAT2XXX Account Name: Evraz Inc NA Canada West Account Number: 000-057-0 Transit Number: 00008 Bank Number: 0003

Address for wire transfers for all Camrose Borrowers:

Address for wire transfers in Dollars	Address for wire transfers in Canadian Dollars
Bank: Bank of Nova Scotia Bank Location: Edmonton, AB SWIFT: NOSCCATTXXX Account Name: Evraz Camrose Works Account Number: 6069986468-13 Transit Number: 90019 Bank Number: 002	Bank: Bank of Nova Scotia Bank Location: Edmonton, AB SWIFT: NOSCCATTXXX Account Name: Evraz Camrose Works Account Number: 6069900366-17 Transit Number: 90019 Bank Number: 002

OTHER CREDIT PARTIES:

GENERAL SCRAP INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	41-1990708

EAST METALS SERVICES, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

FEIN:	93-1099327

EVRAZ MATERIALS RECYCLING, INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

NEW GENSUBCO INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

SAMETCO AUTO INC.

By:	/s/ Shalabh Gupta

Name:	Shalabh Gupta

Title:	Authorized Signatory

GENLANDCO INC.

By:	/s/ Shalabh Gupta
Name: Shalabh Gupta
Title: Authorized Signatory

KAR BASHER OF ALBERTA LTD.

By:	/s/ Shalabh Gupta
Name: Shalabh Gupta
Title: Authorized Signatory

GENERAL SCRAP PARTNERSHIP

by its general partner
EVRAZ INC. NA CANADA

By:	/s/ Shalabh Gupta
Name: Shalabh Gupta
Title: Authorized Signatory

by its general partner
EVRAZ MATERIALS RECYCLING, INC.

By:	/s/ Shalabh Gupta
Name: Shalabh Gupta
Title: Authorized Signatory

AGENT, A LENDER AND THE SWINGLINE LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Sabina Lin
Name: Sabina Lin
Title: Duly Authorized Signatory

Address for Notices:	with a copy to:	and:

General Electric Capital Corporation Attn: Evraz Account Manager 500 West Monroe, 12th Floor Chicago, Illinois 60661 Facsimile: (312) 463-3840	General Electric Capital Corporation 201 Merritt 7 (P.O. Box 5201) Norwalk, Connecticut 06856-5201 Facsimile: (203) 956-4528	General Electric Capital Corporation 401 Merritt 7 Norwalk, Connecticut 06856-5201 Facsimile: (513) 770-5460 Attn: Evraz Internal Counsel

Address for payments to EINA Borrowers and Borrower Representative:

Bank: Deutsche Bank Trust Company Americas

Bank Location: 60 Wall Street, New York, NY 10005

Account Number: 50279513

ABA #: 021-001-033

Account Name: GECC CFS CIF Collection Account

Reference: CFK2547 Evraz Inc. NA

Address for payments to EICA Borrowers:

Address for wire transfers in Dollars	Address for wire transfers in Canadian Dollars

Bank: Deutsche Bank Trust Company Americas

Bank Location: 60 Wall Street, New York, NY 10005

Account Number: 50279513

ABA #: 021-001-033

Account Name: GECC CFS CIF Collection Account

Reference: CFK1775 Evraz Inc. NA Canada

Bank: Royal Bank of Canada (Toronto)

Bank Location: Toronto, Ontario

Account Number: 1132703

Transit #: 00002

Bank #: 0003

SWIFT: ROYCCAT2

Account Name: GE Capital Corporation/SFG

Reference: CND4112 Evraz Inc. NA Canada

Address for payments to Camrose Borrowers:

Address for wire transfers in Dollars	Address for wire transfers in Canadian Dollars

Bank: Deutsche Bank Trust Company Americas

Bank Location: 60 Wall Street, New York, NY 10005

Account Number: 50279513

ABA #: 021-001-033

Account Name: GECC CFS CIF Collection Account

Reference: CFK1767 Canadian National Steel Corp

Bank: Royal Bank of Canada (Toronto)

Bank Location: Toronto, Ontario

Account Number: 1132703

Transit #: 00002

Bank #: 0003

SWIFT: ROYCCAT2

Account Name: GE Capital Corporation/SFG

Reference: CND4144 Canadian National Steel Corp

CO-COLLATERAL AGENT AND A LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Philip Nomura
Name: Philip Nomura
Title: Senior Vice President

Address for notices:

135 S. LaSalle Street
Chicago, Illinois 60603
Attn: Mr. Phil Nomura, Senior VP
Facsimile: (312) 453-2234

Lending office:

20975 Swenson Drive
Waukesha, WI 53186
Attn: Ms. Laura Williams
Facsimile: (312) 453-2584

BANK OF AMERICA, N.A.
(acting through its Canada Branch)

By:	/s/ Medina Sales De Andrade
Name: Medina Sales De Andrade
Title: Vice President

Address for notices:

181 Bay Street
Toronto, Ontario
M5J 2V8
Attn: Ms. Teresa Tui
Facsimile: (312) 453-4041

Lending office:

181 Bay Street
Toronto, Ontario
M5J 2V8
Attn: Ms. Teresa Tsui
Facsimile: (312) 453-4041

LENDERS:

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

Address for notices:

677 Washington Boulevard
Stamford, Connecticut 06901
Attn: Jitesh Hotwani—Banking Product Services
Facsimile: (203) 719-3888

Lending office:

677 Washington Boulevard
Stamford, Connecticut 06901
Attn: Jacques Jin
Facsimile: (203) 719-3888

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Everest Way
Name: Everest Way
Title: Director

Address for notices:

2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Nathan McIntosh
Facsimile: (877) 302-8007

Lending Office:

2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Lily Lewe
Facsimile: (877) 402-1080

Designated Affiliate Lender:

Wells Fargo Capital Finance Corporation Canada

Lending office:

40 King Street West
Suite 25000
Toronto, Ontario
M5H 3Y2

Schedule 1.1(b)

Revolving Loan Commitments

General Electric Capital Corporation	$285,000,000.00
Bank of America, N.A.	$150,000,000.00
UBS Loan Finance LLC	$100,000,000.00
Wells Fargo, National Association	$75,000,000.00